Exhibit 99.1

     Founded in 1920 and publicly traded since 1960, Forest City Enterprises, Inc. (with its subsidiaries, the “Company” or “Forest City”) is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate properties in 20 states and the District of Columbia. At January 31, 2004, the Company had $5.9 billion in consolidated assets, of which approximately $5.1 billion was invested in real estate, at cost. The Company’s portfolio of real estate assets is diversified both geographically and among property types.

     The Company operates through three Strategic Business Units:

•	Commercial Group, the Company’s largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office buildings, hotels and mixed-use projects.

•	Residential Group owns, develops, acquires and operates residential rental properties, including upscale and middle-market apartments, adaptive re-use developments and supported-living facilities.

•	Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects.

•	Lumber Trading Group, a lumber wholesaler that was sold in November 2004, is no longer a strategic business unit.

     The Company has centralized the capital management, financial reporting and administrative functions of its business units. In most other respects the strategic business units operate autonomously, with the Commercial Group and Residential Group each having its own development, acquisition, leasing, property and financial management functions. The Company believes this structure enables its employees to focus their expertise and to exercise the independent leadership, creativity and entrepreneurial skills appropriate for their particular business segment.

Item 6. Selected Financial Data

     The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Amounts presented have been reclassified for properties disposed of during 2004. Effective October 31, 2004, Interest Income, which was formerly included in Revenue, is now presented separately on the Company’s Consolidated Statement of Earnings on a separate line item below total expenses. Amounts for the years ended January 31, 2003, 2002, 2001 and 2000 have been reclassified accordingly.

	Years Ended January 31,
	2004		2003		2002	2001		2000
	(in thousands, except per share data)
Operating Results:
Total Revenues	$848,121	(1)	$739,934	(1)	$655,826 (1)	$589,159	(1)	$480,745	(1)

Earnings from continuing operations	$33,834		$41,496		$95,981	$88,958		$33,075
Discontinued operations, net of tax and minority interest	8,835		7,335		8,250	2,679		7,727
Cumulative effect of change in accounting principle, net of tax	—		—		(1,202)	—		—

Net earnings	$42,669		$48,831		$103,029	$91,637		$40,802

Diluted Earnings per Common Share:
Earnings from continuing operations	$0.67		$.83		$2.03	$1.95		$.73
Discontinued operations, net of tax and minority interest	0.17		.14		.17	.06		.17
Cumulative effect of change in accounting principle, net of tax	—		—		(.03)	—		—

Net earnings	$0.84		$.97		$2.17	$2.01		$.90

Weighted Average Diluted Shares Outstanding	50,572,173		50,178,515		47,386,892	45,500,163		45,229,586

Cash Dividends Declared—Class A and Class B	$0.3300		$.2300		$.1867	$.1533		$.1267

	January 31,
	2004	2003		2002		2001	2000
	(in thousands)
Financial Position:
Consolidated assets	$5,924,072	$5,092,629	(2)	$4,432,194	(2)	$4,033,599	$3,666,355
Real estate portfolio, at cost	$5,082,595	$4,455,504		$3,924,025		$3,570,791	$3,187,495
Long-term debt, primarily nonrecourse mortgages	$4,039,827	$3,371,757		$2,894,998		$2,849,812	$2,555,594

As originally filed:
(1)	Effective January 31, 2004, Equity in Earnings of Unconsolidated Real Estate Entities, which was formerly included in Revenues, is now presented separately on the Company’s Consolidated Statement of Earnings on a separate line item below total expenses. Amounts for the years ended January 31, 2003, 2002, 2001 and 2000 have been reclassified accordingly.
(2)	The Company has restated the prior period financial statements for the year ended January 31, 2003 resulting from a correction of an error in the application of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” for retained interest. See Note A on page 37 for further discussion.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

     The Consolidated Statements of Earnings for the years ended January 31, 2004, 2003 and 2002 have been reclassified for the sale of three commercial and seven residential rental properties and our Lumber Trading Group strategic business unit, all of which were sold during 2004 and meet the criteria for reporting as discontinued operations. The Consolidated Balance Sheets as of January 31, 2004 and 2003 have been reclassified for the held-for-sale assets and liabilities of Lumber Trading Group.

     The following table provides detail for those rental properties sold and reported as discontinued operations during 2004 whose earnings have been reclassified to discontinued operations for the years ended January 31, 2004, 2003 and 2002.

		Square Feet/	Quarter/
		Number	Year
Property	Location	of Units	Sold
Commercial Group:
Flatbush Avenue	Brooklyn, New York	142,000 square feet	Q- 3/2004
Pavilion	San Jose, California	250,000 square feet	Q- 3/2004
Hunting Park	Philadelphia, Pennsylvania	125,000 square feet	Q- 2/2004

Residential Group
Arboretum Place	Newport News, Virginia	184 units	Q- 4/2004
Bridgewater	Hampton, Virginia	216 units	Q- 4/2004
Colony Woods	Bellevue, Washington	396 units	Q- 4/2004
Silver Hill	Newport News, Virginia	153 units	Q- 4/2004
Trellis at Lee’s Mill	Newport News, Virginia	176 units	Q- 4/2004
Regency Towers	Jackson, New Jersey	372 units	Q- 3/2004
Woodlake	Silver Spring, Maryland	534 units	Q- 1/2004

     Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted for the reclassification of the earnings of the properties listed above and for the reclassification of Lumber Trading Group for all periods presented.

CORPORATE DESCRIPTION

     We principally engage in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. We operate through four Strategic Business Units. The Commercial Group, our largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office buildings, hotels and mixed-use projects. New York City operations through our partnership with Forest City Ratner Companies are part of the Commercial Group. The Residential Group owns, develops, acquires and operates residential rental property, including upscale and middle-market apartments, adaptive re-use developments and supported-living facilities. Real Estate Groups are the combined Commercial and Residential Groups. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects. The Lumber Trading Group strategic business unit, which was sold on November 12, 2004 to its employees, is no longer a reportable strategic business unit or segment of the Company. The assets and liabilities of Lumber Trading Group were reclassified as held-for-sale on the Consolidated Balance Sheets at January 31, 2004 and 2003. The operating results of Lumber Trading Group have been included in discontinued operations for the years ended January 31, 2004, 2003 and 2002 in the Consolidated Statements of Earnings. As of January 31, 2004, we have more than $5.9 billion of assets in 20 states and the District of Columbia. Core markets include New York City, Denver, Boston, Washington D.C., Philadelphia and California. Our Corporate headquarters is in Cleveland, Ohio.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements include our accounts and all majority-owned subsidiaries where we have financial or operational control. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, we have identified certain critical accounting policies which are subject to judgment and uncertainties. We have used our best judgment to determine estimates of certain amounts included in the financial statements as a result of these policies, giving due consideration to materiality. As a result of uncertainties surrounding these events at the time the estimates are made, actual results could differ from these estimates causing adjustments to be made in subsequent periods to reflect more current information. The accounting policies that we believe contain uncertainties that are considered critical to understanding the consolidated financial statements are discussed below. Our management reviews and discusses the policies below on a regular basis. These policies have also been discussed with our audit committee of the Board of Directors.

     Allowance for Doubtful Accounts and Reserves on Notes Receivable — We record allowances for probable uncollectible rent receivables from commercial tenants based on an estimate of the amount of the receivables that will not be realized from cash receipts in subsequent periods. This estimate is calculated based on a three year history of early tenant lease terminations as well as an estimate for expected activity of current tenants in the case of the straight-line rent adjustments. There is a risk that our estimate of the expected activity of current tenants may not accurately reflect future events. If the estimate does not accurately reflect future tenant vacancies, the reserve for straight-line rent receivable may be over or understated by the actual tenant vacancies that occur. We estimate the allowance for notes receivable based on our assessment of the collectibility of the note. Our assessment of collectibility is based largely on expected future cash flows estimated to be paid to our limited partners. If our estimate of expected future cash flows does not accurately reflect actual events, our reserve on notes receivable may be over or understated by the actual cash flows that occur. Our allowance for doubtful accounts at January 31, 2004, 2003 and 2002 was $27,687,000, $30,014,000 and $32,793,000, respectively.

     During the years ended January 31, 2004, 2003 and 2002, we reduced reserves previously recorded on certain notes receivable at certain syndicated residential properties. These reserves were reduced due to the occurrence of a series of events (See Note B on page 45). In the course of evaluation of these events and their effect on the collectibility of the notes, we used estimates. These estimates included, but were not limited to, estimated appraisal values as well as future cash flows at these properties. These estimates can be affected by market conditions at the time that will not only affect the appraisal value but operating cash flow projections. Had different estimates been applied, the amount of the reserves reversed might have been different than the amounts actually recorded. For the years ended January 31, 2004, 2003 and 2002, we reduced reserves of $10,418,000, $5,317,000 and $26,335,000, respectively.

     Economic Lives — Depreciation and amortization is generally computed on a straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings and first generation tenant allowances are primarily 50 years. Subsequent tenant improvements are amortized over the life of the tenant’s lease. This estimate is based on the length of time the asset is expected to generate positive operating cash flows. Actual events and circumstances can cause the life of the building to be different than the estimates made. Additionally, lease terminations can affect the economic life of the tenant improvements. We believe the estimated useful lives of fixed assets are reasonable and follow industry standards.

     Asset Impairment — We review our investment portfolio to determine if its carrying costs will be recovered from future cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where we do not expect to recover our carrying costs, an impairment loss is recorded as a provision for decline in real estate for assets in our real estate portfolio pursuant to the guidance established in FASB No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” As part of the analysis to determine if an impairment loss has occurred we are required to make estimates to determine future operating cash flows. If different estimates are applied in determining future operating cash flows, such as occupancy rates and rent and expense increases, we may not record an impairment loss, or may record a greater impairment loss on a property.

     Allowance for Projects Under Development — The Company records an allowance for development project write-offs for its Projects Under Development (included in Real Estate, at cost on its Consolidated Balance Sheets). Specific projects are written off against this allowance when it is determined by management that the project will not be developed. The allowance is periodically adjusted based on the Company’s actual development project write-off history. These adjustments are recorded to Operating Expenses in the Company’s Consolidated Statements of Earnings.

     Variable Interest Entities — Effective February 1, 2004, we adopted FIN No. 46(R) “Consolidation of Variable Interest Entities” (FIN No. 46(R)). Under FIN No. 46(R), we will be required to consolidate a variable interest entity (VIE) if our interest in the VIE is such that we will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, or both. Calculating expected losses and/or expected residual returns involves estimating expected future cash flows. If different estimates are applied in determining future cash flows, such as the probability of the future cash flows and the risk free rate, we may incorrectly conclude on the consolidation method of an entity.

RESULTS OF OPERATIONS

     We report our results of operations by each of our three strategic business units as well as our corporate activities as we believe this provides the most meaningful understanding of our financial performance.

Overview

     We are a fully-integrated real estate company principally engaged in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. Our portfolio includes interests in retail centers, apartment communities, office buildings and hotels. We believe that our Company benefits from our geographic focus and product diversity. Our products are focused in our core markets, which include New York City, Denver, Boston, Washington, D.C., Philadelphia, and California. These are growing urban markets with high barriers to entry where we have successfully gained access to large, complex commercial, residential and mixed-use projects. As a result of an ongoing effort to increase property concentration in the core markets, these markets now account for 67 percent of our current portfolio. We expect this concentration to increase as 93 percent of the total projects opened or acquired during 2003, and 96 percent of the projects under construction as of the end of 2003 are in these markets.

     During 2003, we opened Short Pump Town Center in Richmond, Virginia, our first open-air regional lifestyle center, Worth Street, our first rental apartment building in Manhattan, and began to develop University of Pennsylvania in Philadelphia, our first biotechnology-related development opportunity outside of the Boston market.

     Other significant milestones occurring during 2003 included:

•	Completing 13 project openings and acquisitions,

•	Closing $1.2 billion in mortgage financing transactions at attractive interest rates,

•	Being awarded the exclusive right to negotiate for the mixed-use redevelopment of Southeast Federal Center in Washington, D.C.,

•	Announcing plans for Brooklyn Atlantic Yards, a long-term mixed-use urban development project whose main attraction is expected to be a new sports and entertainment arena,

•	Being selected to negotiate for the rights to develop our first military families housing community in Hawaii, and

•	Taking control of The New York Times headquarters site.

     In the second quarter of 2003, we completed a $300 million, 7.625% Senior Note offering due in 2015. In February 2004, we completed a $100 million, 7.375% Senior Note offering due in 2034. Both offerings lowered the cost of our fixed-rate corporate debt by approximately 100 basis points and extended the average maturities of our corporate debentures to 16 years.

     Additionally, in the first quarter of fiscal 2004, we renegotiated our corporate credit facility. The expansion to $450 million represents a $150 million increase in availability in our credit line. The new facility matures in 2007 with annual renewal options.

     All three of these transactions significantly improved our liquidity and long-term financial flexibility.

     Even though consumer sentiment improved during 2003, low job growth across our markets continues to affect both our commercial and residential businesses. Furthermore, the record-low interest rates, which are spurring home sales and causing residential rental vacancies and rent rate reductions, continue to have a negative impact on our apartment business. As a result, we believe any meaningful economic recovery is unlikely in the short term.

     We are, therefore, cautiously optimistic as we move into 2004. We fully expect that 2004 will be just as challenging as 2003. At the same time, we have a track record of past successes and a strong pipeline of future opportunities which preserves our optimism. We are clearly in a position of strength, with a balanced portfolio concentrated in the product types and geographic markets that offer many exciting, financially rewarding opportunities.

     Net Earnings — Net Earnings for the Company for the year ended January 31, 2004 were $42,669,000 versus $48,831,000 and $103,029,000 for the years ended January 31, 2003 and 2002, respectively. The decrease in net earnings in the year ended January 31, 2004 compared to the prior year is primarily the result of a one-time expense of $6,942,000, net of tax, related to our public offering of senior notes completed in May 2003. The decrease in net earnings in the year ended January 31, 2003 compared to the prior year of $54,198,000 is primarily attributable to the gain on disposition of operating properties and other investments, net of tax, of $55,076,000 in the year ended January 31, 2002.

     Summary of Segment Operating Results — The following tables present a summary of revenues, operating expenses and interest expense incurred by each segment for the years ended January 31, 2004, 2003 and 2002, respectively as adjusted for discontinued operations. See discussion of these amounts in Results of Operations by segment in the narratives below.

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Revenues
Commercial Group	$620,275	$563,507	$515,286
Residential Group	138,397	106,168	95,835
Land Development Group	89,458	70,417	44,670
Lumber Trading Group (1)	—	—	—
Corporate Activities	(9)	(158)	71

Total Revenues	$848,121	$739,934	$655,862

Operating Expenses
Commercial Group	$342,189	$310,744	$314,742
Residential Group	89,581	67,012	65,128
Land Development Group	58,474	42,974	27,672
Lumber Trading Group (1)	—	—	—
Corporate Activities	24,690	17,683	18,083

Total Operating Expenses	$514,934	$438,413	$425,625

Interest Expense
Commercial Group	$132,134	$119,304	$116,573
Residential Group	24,337	17,603	16,654
Land Development Group	3,098	785	1,010
Lumber Trading Group(1)	—	—	—
Corporate Activities	26,583	25,732	28,513

Total Interest Expense	$186,152	$163,424	$162,750

(1)	Lumber Trading Group was disposed of on November 12, 2004 and is included in assets held-for-sale and discontinued operations.

Commercial Group

     Revenues — Revenues for the Commercial Group increased by $56,768,000 or 10.1% in the year ended January 31, 2004 compared to the year ended January 31, 2003. These increases are primarily the result of:

•	Opening of new properties as noted in the first table below totaling $39,627,000.

•	Increase in commercial land sales of $16,287,000 primarily due to the sale of land in Queens, New York.

•	Increase in our hotel portfolio of $7,336,000 primarily due to the May 2002 re-opening of the Embassy Suites Hotel located in Manhattan, New York.

     These increases in revenues were partially offset by the following decreases:

•	Non-recurring lease termination fee income of $7,540,000 received in 2002 at a retail center in New York City.

•	Decrease of $1,118,000 which represents a decrease in insurance proceeds from the Embassy Suites Hotel compared to 2002.

     The balance of the remaining increase in revenues of approximately $2,176,000 is generally due to fluctuations in mature properties.

     Revenues for the Commercial Group increased by $48,221,000 or 9.4% in 2002 compared to 2001. These increases are primarily the result of:

•	The opening of new properties and acquisitions made as noted in the second table below totaling $43,165,000.

•	Increases in revenues of $4,718,000 as a result of the expansion at the Sheraton Station Square located in Pittsburgh, Pennsylvania.

•	Increase of $8,846,000 in our remaining hotel portfolio due to a partial recovery of the travel industry from fiscal 2001.

•	Lease termination fee income of $7,540,000 at a retail center in New York City.

•	Increase in construction fees at Twelve MetroTech Center of $6,389,000. In the second quarter of 2001, we broke ground on Twelve MetroTech Center in Brooklyn, New York and, when complete in 2005, this building will have 32 stories totaling over 1,100,000 square feet owned in condominium by us and the City of New York.

•	Increase of $1,518,000 in garage and warehouse revenue at Station Square primarily due to the impact of the opening of Bessemer Court, both of which are located in Pittsburgh, Pennsylvania.

•	Increased commercial land sales of $3,001,000.

     These increases in revenues were partially offset by the following decreases:
•

•	Property dispositions in 2001 of Tucson Mall in Tucson, Arizona and Bowling Green Mall in Bowling Green, Kentucky, reducing comparable revenues by $11,408,000.

•	Non-recurring sale in 2001 totaling $7,769,000 of a non-operating property at Ballston Common Mall in Arlington, Virginia and the sale of a participating interest in a regional mall.

•	Non-recurring retail lease termination fee in 2001 of $3,500,000.

     The balance of the remaining decrease in revenue in the Commercial Group of approximately $4,279,000 was generally due to fluctuations in mature properties.

     Operating and Interest Expenses — Operating expenses increased $31,445,000 or 10.1% in 2003 compared to 2002. The increase in operating expenses was primarily attributable to:

•	Costs associated with the opening of new properties of $12,787,000 as noted in the first table below.

•	Increase in costs relating to commercial land sales of $15,312,000 primarily due to the sale of Metropolitan.

•	Increase in project write-offs of abandoned development projects of $5,338,000 compared to 2002.

•	Greater operating costs of $5,067,000 in our hotel portfolio primarily due to the re-opening of the Embassy Suites Hotel in May 2002.

     These increases in operating expenses were partially offset by the following decreases:

•	A participation payment of $1,693,000 in 2002 associated with the ground lease at the Richards Building located in University Park at MIT in Cambridge, Massachusetts that did not recur in 2003.

     The balance of the remaining decrease in operating expenses of approximately $5,366,000 was generally due to fluctuations in mature properties.

     Interest expense for the Commercial Group increased by $12,830,000 or 10.8% in 2003 compared to 2002. The increase is primarily attributable to the net increase in interest expense from the opening of new properties which exceeded the decrease in asset dispositions in 2003 and 2002 as previously such costs were capitalized.

     Operating expenses decreased $3,998,000 or 1.3% in 2002 compared to 2001. The decrease in operating expenses was primarily attributable to:

•	Decrease in abandoned development project write-offs of $15,858,000 compared to 2001.

•	Dispositions of Tucson Mall and Bowling Green Mall in 2001 reducing comparable expenses by $6,846,000.

•	Decreases in costs totaling $4,300,000 due to a sale in 2001 of a non-operating property and participating interest in a specialty retail center.

•	Decrease of $1,965,000 for lease buy-out costs in the retail portfolio.

•	Charges totaling $945,000 in 2001 resulting from our newly assumed management of the theater operations at Columbia Park Center, an urban retail center in North Bergen, New Jersey.

     These decreases in operating expenses were partially offset by the following increases:

•	The openings of new properties and acquisitions made of $15,053,000 as noted in the second table below.

•	Increased operating costs of $11,485,000 at three hotels due to the impact of the expansion at Sheraton Station Square Hotel and as a result of our take over of the restaurant operations at Hilton Times Square Hotel and Embassy Suites Hotel both located in Manhattan, New York.

•	Increased expenses of $1,835,000 were also noted in the remainder of our hotel portfolio compared to last year due to increased occupancy rates.

•	Accrual of $1,834,000 for a settlement to the prior manager and related obligations of the restaurant operations at our two New York hotels.

•	Increase in costs of $2,425,000 relating to commercial land sales.

•	Increase in participation payment of $2,321,000 associated with the ground lease at the Richards Building compared to 2001.

•	Increase in operating costs of $913,000 at Station Square garage and warehouse operations due to the opening of Bessemer Court.

     The balance of the decrease in operating expenses of approximately $9,950,000 was due to fluctuations in operating costs at mature properties.

     Interest expense for the Commercial Group increased by $2,731,000 or 2.3% in 2002 compared to 2001. The increase is primarily attributable to increased borrowings during 2002.

     The following table presents the significant increases in revenues and operating expenses incurred by the Commercial Group for newly opened properties for 2003 compared to 2002 (dollars in thousands):

		Quarter/Year	Square		Operating
Property	Location	Opened	Feet	Revenues	Expenses
Retail Centers:
Woodbridge Crossing	Woodbridge, NJ	Q3 - 2002	284,000	$2,274	$1,067
Harlem Center	Manhattan, NY	Q3 - 2002	126,000	3,266	631
Promenade in Temecula	Temecula, CA	Q3 - 2002	249,000	1,800	929
Station Square — Bessemer Court	Pittsburgh, PA	Q2 - 2002	52,000	694	389
Quebec Square	Denver, CO	Q2 - 2002	691,000	1,898	766

Office Buildings:
Harlem Center	Manhattan, NY	Q4 - 2003	146,000	734	227
Fifteen MetroTech Center	Brooklyn, NY	Q2 - 2003	653,000	13,453	3,467
40 Landsdowne Street	Cambridge, MA	Q2 - 2003	215,000	6,281	1,729
88 Sidney Street	Cambridge, MA	Q2 - 2002	145,000	3,728	1,644
35 Landsdowne Street	Cambridge, MA	Q2 - 2002	202,000	5,499	1,938

Total				$39,627	$12,787

     The following table presents the significant increases in revenues and operating expenses incurred by the Commercial Group for newly-opened or acquired properties for 2002 compared to 2001 (dollars in thousands):

		Quarter/Year	Square		Operating
Property	Location	Opened	Feet	Revenue	Expenses
Retail Centers:
Woodbridge Crossing	Woodbridge, NJ	Q3 - 2002	284,000	$1,732	$1,792
Harlem Center	Manhattan, NY	Q3 - 2002	126,000	1,426	234
Promenade in Temecula	Temecula, CA	Q3 - 2002	249,000	1,261	457
Station Square — Bessemer Court	Pittsburgh, PA	Q2 - 2002	52,000	1,007	535
Quebec Square	Denver, CO	Q2 - 2002	691,000	664	305
Galleria at South Bay (a)	Redondo Beach, CA	Q3 - 2001	955,000	15,158	6,179
Queens Place	Queens, NY	Q3 - 2001	455,000	7,183	2,595

Office Buildings:
88 Sidney Street	Cambridge, MA	Q2 - 2002	145,000	4,928	723
35 Landsdowne Street	Cambridge, MA	Q2 - 2002	202,000	4,651	749
65/80 Landsdowne Street	Cambridge, MA	Q3 - 2001	122,000	5,155	1,484

Total				$43,165	$15,053

(a)	Acquired property.

Residential Group

     Revenues — Revenues for the Residential Group increased by $32,229,000, or 30.4%, in 2003 compared to 2002. These increases were primarily the result of:

•	Opening and acquisition of new properties as noted in the first table below totaling $17,530,000.

•	Increase of $9,312,000 due to consolidation of several properties that were previously accounted for on the equity method of accounting due to amendments in the partnership agreements.

•	Increase of $3,113,000 from the sale of a parcel of land in Long Island, New York.

     The balance of the remaining increase of approximately $2,274,000 is generally due to fluctuations in mature properties.

     Revenues for the Residential Group increased by $10,333,000, or 10.8%, in 2002 compared to 2001. These increases were primarily the result of:

•	Opening and acquisition of new properties as noted in the second table below totaling $21,759,000.

     These increases were partially offset by:

•	Decrease of $8,297,000 related to the reduction of reserves for notes receivable from syndications (reduction of reserves for 2002 was $1,910,000 compared to $10,207,000 for 2001).

•	Decrease of $4,559,000 due to dispositions of four apartment complexes as noted in the disposals table below.

•	Decrease of $995,000 from land sales.

     The balance of the remaining $2,425,000 increase is generally due to fluctuations in mature properties.

     Operating and Interest Expenses — Operating expenses for the Residential Group increased by $22,569,000, or 33.7%, in 2003 compared to 2002. These increases were primarily the result of:

•	Costs associated with the opening and acquisition of new properties as noted in the first table below totaling $6,878,000.

•	Increase in cost of $5,097,000 due to consolidation of several properties that were previously accounted for on the equity method of accounting due to amendments in the partnership agreements.

•	Increase in cost of $3,600,000 related to the sale of a parcel of land in Long Island, New York.

•	Increase in project write-offs of abandoned development projects totaling $2,963,000 compared to 2002.

     The balance of the remaining increase in expenses of approximately $4,031,000 is generally due to fluctuations in mature properties.

     Interest expense for the Residential Group increased by $6,734,000 or 38.3%, for 2003 compared to 2002. Interest expense increased by $2,907,000 due to the consolidation of several properties which were previously accounted for on the equity method of accounting due to amendments in the partnership agreements. The remaining increase of $3,827,000 is primarily the result of interest expense related to properties opened and acquired in 2003.

     Operating expenses for the Residential Group increased $1,884,000 or 2.9% for 2002 compared to 2001. This increase was primarily the result of:

•	Costs associated with the opening and acquisition of new properties as noted in the second table below totaling $15,459,000.

     These increases in expenses were partially offset by the following decreases:

•	Decrease in expense of $2,523,000 due to disposition of four apartment complexes as noted in the disposals table below.

•	Decrease in project write-offs of abandoned development projects totaling $11,149,000 compared to 2001.

     The balance of the remaining increase of approximately $97,000 is generally due to fluctuations in mature properties.

     Interest expense for the Residential Group increased by $949,000, or 5.7%, for 2002 compared to 2001. The decrease is primarily the result of the lower variable interest rates.

     The following table presents the significant increases (decreases) in revenues and operating expenses incurred by the Residential Group for newly opened or acquired properties for 2003 compared to 2002 (dollars in thousands):

Openings/Acquisitions

		Quarter/Year	Number of		Operating
Property	Location	Opened	Units	Revenues	Expenses
Cherrywood Village (a)	Denver, CO	Q3 - 2003	360	$705	$331
Ranchstone (a)	Denver, CO	Q3 - 2003	368	742	382
Consolidated-Carolina	Richmond, VA	Q2 - 2003	158	490	409
Southfield (a)	White Marsh, MD	Q4 - 2002	212	2,049	764
Landings of Brentwood(a)	Nashville, TN	Q2 - 2002	724	2,224	1,054
Heritage	San Diego, CA	Q1 - 2002	230	2,512	436
Sterling Glen of Center City (formerly Chancellor Park)(a)	Philadelphia, PA	Q1 - 2002	135	774	(698)
Federally Assisted Housing (FAH) Properties
Grove (a)	Ontario, CA	Q3 - 2003	101	476	226
Independence Place II (a)	Parma Hts., OH	Q1 - 2003	201	1,252	784
Plymouth Square (a)	Detroit, MI	Q1 - 2003	280	2,825	1,229
Carl D. Perkins (a)	Pikeville, KY	Q3 - 2002	150	607	512
Autumn Ridge	Sterling Hts., MI	Q2 - 2002	251	1,183	580
Tower 43 (a)	Kent, OH	Q2 - 2002	101	359	291
Cambridge Towers (a)	Detroit, MI	Q2 - 2002	250	774	268
Coraopolis Towers (a)	Coraopolis, PA	Q2 - 2002	200	349	134
Donora Towers (a)	Donora, PA	Q2 - 2002	103	209	176

Total				$17,530	$6,878

(a)	Acquired property

     The following table presents the significant increases in revenues and operating expenses incurred by the Residential Group for newly opened or acquired properties for 2002 compared to 2001 (dollars in thousands):

Openings/Acquisitions

		Quarter/Year	Number of		Operating
Property	Location	Opened	Units	Revenues	Expenses
Southfield (a)	White Marsh, MD	Q4 - 2002	212	$186	$155
Landings of Brentwood (a)	Nashville, TN	Q2 - 2002	724	4,154	1,946
Heritage	San Diego, CA	Q1 - 2002	230	1,058	1,208
Sterling Glen of Center City (formerly Chancellor Park) (a)	Philadelphia, PA	Q1 - 2002	135	4,244	4,796
Sterling Glen of Darien (formerly Stony Brook Court) (a)	Darien, CT	Q3 - 2001	86	3,545	2,082
Sterling Glen of Bayshore (formerly Pine Cove) (a)	Bayshore, NY	Q3 - 2001	85	3,148	2,656

FAH Properties
Carl D. Perkins (a)	Pikeville, KY	Q3 - 2002	150	398	168
Autumn Ridge (a)	Sterling Hts., MI	Q2 - 2002	251	1,168	501
Tower 43 (a)	Kent, OH	Q2 - 2002	101	336	268
Cambridge Towers (a)	Detroit, MI	Q2 - 2002	250	1,755	791
Coraopolis Towers (a)	Coraopolis, PA	Q2 - 2002	200	1,191	570
Donora Towers (a)	Donora, PA	Q2 - 2002	103	576	318

Total				$21,759	$15,459

(a)	Acquired property.

     The following table presents the significant decreases in revenues and operating expenses incurred by the Residential Group for disposed properties for 2002 compared to 2001 (dollars in thousands):

Disposals

		Quarter/Year	Number of		Operating
Property	Location	Disposed	Units	Revenues	Expenses
Palm Villas	Henderson, NV	Q3 - 2001	350	$1,984	$981
Whitehall Terrace	Kent, OH	Q3 - 2001	188	804	352
Oaks	Bryan, TX	Q3 - 2001	248	902	699
Peppertree	College Station, TX	Q3 - 2001	208	869	491

Total				$4,559	$2,523

Land Development Group

     Revenues - Sales of land and related gross margins vary from period to period depending on market conditions relating to the disposition of significant land holdings. Revenues for the Land Development Group increased by $19,041,000 in 2003 compared to 2002. This increase is primarily the result of the following.

•	Sale of the entire Hawk’s Haven subdivision in Ft. Myers, Florida for approximately $30,000,000.

•	Combined revenue increases of $7,996,000 primarily at Stapleton in Denver, Colorado and several smaller sales increases at various land development projects.

     These increases were partially offset by:

•	Combined decreases of $18,955,000 primarily at three major land development projects, Central Station in Chicago, Illinois, Willowbrook in Twinsburg, Ohio, Waterbury in North Ridgeville, Ohio and several smaller sales decreases at various land development projects. These decreases were primarily related to normal declines in sales volume combined with a one time land sale at Willowbrook and a decrease in preferred return earned on partner advances at Central Station.

     Revenues for the Land Development Group increased by $25,747,000 in 2002 compared to 2001. These increases are primarily the result of the following.

•	Increases in land sales of approximately $38,366,000 at five major land development projects: Stapleton, Central Station, Willowbrook, New Haven in Barberton, Ohio and Waterbury, combined with several smaller sales increases at various land development projects.

     These increases were partially offset by:

•	Combined decreases of $12,619,000 at four major land development projects: Chestnut Lakes in Elyria, Ohio, Westwood Lakes in Tampa, Florida, The Greens at Birkdale Village in Huntersville, North Carolina and Avalon in North Ridgeville, Ohio and several smaller sales decreases at various land development projects. (Westwood Lakes, The Greens at Birkdale Village and Avalon properties have completely sold out.)

     Operating and Interest Expenses - The fluctuation in Land Development Group operating expenses primarily reflects costs associated with land sales volume in each period. Operating expenses increased by $15,500,000 in 2003 compared to 2002. This increase is primarily due to:

•	Cost of the Hawk’s Haven subdivision sale of approximately $17,000,000.

•	Combined increases of $7,222,000 at Stapleton and several smaller land development projects.

     These increases were partially offset by:

•	Combined decreases of $8,722,000 primarily at three major land development projects: Central Station, Willowbrook and Waterbury and several smaller sales decreases at various land development projects.

     Operating expenses increased by $15,302,000 in 2002 compared to 2001. This increase is primarily due to:

•	Increased combined expenses of $23,052,000 primarily at five land development projects: Stapleton, Central Station, Willowbrook, New Haven and Waterbury and several smaller expense increases at various land development projects.

     These increases were primarily offset by:

•	Combined decreases of $7,750,000 primarily at four land development projects: Chestnut Lakes, The Greens at Birkdale, Westwood Lakes and Avalon and several smaller expense decreases at various land development projects.

     Interest expense increased by $2,313,000 in 2003 compared to 2002 and decreased by $225,000 in 2002 compared to 2001. Interest expense varies from year to year depending on the level of interest-bearing debt within the Land Development Group.

Corporate Activities

     Operating and Interest Expenses - Operating expenses for Corporate Activities increased $7,007,000 in 2003 compared to 2002 and decreased $400,000 in 2002 compared to 2001. Operating expenses for 2003 increased over 2002 primarily as the result of certain expenditures incurred during the current year but not the prior year, including approximately $1,500,000 in consulting fees related to the Company’s implementation of Section 404 of the Sarbanes-Oxley Act of 2002, an additional $1,000,000 in charitable contributions, consulting fees of approximately $500,000 related for tax deferral techniques and technology improvements, approximately $500,000 related to the Company’s long-term strategic plan activities, approximately $2,000,000 in long-term incentive and severance accruals, and an increase in the cost of the Company’s insurance program of approximately $1,000,000. Interest expense increased by $851,000 in 2003 compared to 2002 and decreased by $2,781,000 in 2002 compared to 2001 as a result of changes in levels of borrowings and changes in variable interest rates. Corporate Activities’ interest expense consists primarily of interest expense on the Senior Notes and the long-term credit facilities that have not been allocated to a strategic business unit (see “Financial Condition and Liquidity”).

Other Transactions

     Early Extinguishment of Debt - On February 1, 2002 we adopted the provisions of SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13 on Technical Corrections” (SFAS No. 145), which requires gains or losses from early extinguishment of debt to be classified in operating income or loss. We previously recorded gains or losses from early extinguishment of debt as extraordinary items, net of tax, in our Statement of Earnings. For the year ended January 31, 2004, we recorded $190,000 relating to the disposition of Laurels and Vineyards as Loss on Early Extinguishment of Debt in Discontinued Operations. Laurels is a residential property located in Justice, Illinois, and Vineyards is a residential property located in Broadview Heights, Ohio. For the year ended January 31, 2004, we recorded $10,718,000 as Loss on Early Extinguishment of Debt. This amount is primarily the result of the payment in full of our $200,000,000, 8.5% senior notes due in 2008 at a premium of 104.25% for a loss on extinguishment of $8,500,000 for redemption premium and approximately $3,000,000 related to the write-off of unamortized debt issue costs. These changes were offset, in part, by net gains on early extinguishment of debt of approximately $800,000 on several residential properties.

     For the year ended January 31, 2003, we reclassified $1,653,000 of early extinguishment of debt from Extraordinary Loss to Loss on Early Extinguishment of Debt to conform to the new guidance. These losses represented the impact of early extinguishment of nonrecourse debt in order to secure more favorable financing terms. We recorded extraordinary losses related to Lofts at 1835 Arch, a residential property located in Philadelphia, Pennsylvania, Autumn Ridge and Cambridge Towers, residential properties located in Michigan, Regency Towers, a residential property located in Jackson, New Jersey, and Mount Vernon Square, a residential property located in Alexandria, Virginia.

     For the year ended January 31, 2002, we recorded $386,000 of Loss on Early Extinguishment of Debt. We recorded a gain of $1,054,000 related to Enclave, a residential property located in San Jose, California, and a loss of $1,440,000 related to Mount Vernon Square, a residential property located in Alexandria, Virginia.

     Provision for Decline in Real Estate - During the years ended January 31, 2004, 2003 and 2002 we recorded a Provision for Decline in Real Estate totaling $2,134,000, $8,221,000 and $8,783,000. The provision represents the adjustment to fair market value of land held by the Residential and Commercial Groups.

     Depreciation and Amortization - Depreciation and amortization increased $14,677,000 in 2003 compared to 2002 and $17,587,000 in 2002 compared to 2001. Depreciation and amortization increased for both years primarily as a result of acquisitions made and the opening of new properties offset by property dispositions and properties classified as discontinued operations.

     Equity in Earnings of Unconsolidated Entities - Effective January 31, 2004, we have reclassified equity in earnings of unconsolidated entities in the Consolidated Statement of Earnings from revenues to a separate line item below total expenses. Equity in earnings of unconsolidated entities was $31,751,000 for the year ended January 31, 2004 compared to $38,684,000 for the year ended January 31, 2003 representing a decrease of $6,933,000. This decrease is primarily the result of the following:

–	Commercial

•	Decrease of $1,441,000 related to a loss at Short Pump Town Center located in Richmond, Virginia which opened in the third quarter of 2003.

–	Residential

•	Decrease of $4,151,000 occurred from the loss on sale of Waterford Village in Indianapolis, Indiana.

•	Decrease of $1,374,000 resulting from the loss of revenues during unit rehabilitation at Kennedy Biscuit Lofts in Cambridge, Massachusetts.

•	Decrease of $2,739,000 resulting from the consolidation of several properties that were reported as equity investments in prior years due to amendments to the partnership agreements.

–	Land

•	Provision for decline in real estate of $4,621,000 recorded on a land development project in the fourth quarter of 2003. This impairment was the result of changes in our estimate of the project’s net realizable value due to changes in sales projections as well as changes in our estimate of the overall recoverability of the project.

•	Decrease in land sales of $2,603,000 related to several land development projects, primarily Seven Hills in Henderson, Nevada compared to year 2002.

     These decreases were partially offset by the following increases:

–	Commercial

•	Increase of $3,684,000 as a result of outlot sales at three properties in 2003.

–	Residential

•	Increase of $1,011,000 from the lease up of Residences at University Park, a development project located in Cambridge, Massachusetts.

–	Land

•	Increases in sales at several land development projects totaling $5,876,000, primarily Ethans Green in Twinsburg, Ohio and Thornbury in Solon, Ohio.

     Equity in earnings of unconsolidated entities for the year ended January 31, 2003 was $38,684,000 compared to $48,326,000 for the year ended January 31, 2002, a decrease of $9,642,000. This decrease is primarily the result of the following:

–	Commercial

•	Decrease of $2,541,000 for outlot sales at Mall at Stonecrest located in Atlanta, Georgia compared to 2001 sales.

•	Decrease of $1,700,000 related to land sales at Chapel Hill Mall located in Akron, Ohio, which did not recur in 2002.

–	Residential

•	Decrease of $5,032,000 related to the 2001 sale of Chapel Hill Towers in Akron, Ohio.

•	Decrease of $2,112,000 at the Enclave in San Jose, California resulting from the over supply of rental property in the San Jose market.

•	Decrease due to loss of $1,674,000 relates to Residences at University Park, a new development project opened in Cambridge, Massachusetts in 2002.

–	Land

•	Decreases of $4,010,000 related to land sales at Central Station located in Chicago, Illinois, compared to 2001.

     These decreases were partially offset by the following increases:

–	Commercial

•	Increase in earnings of $1,738,000 at Mall of Robinson located in Pittsburgh, Pennsylvania and Mall at Stonecrest, in Atlanta, Georgia due to full year of operations in 2002.

•	Increase in earnings of $1,173,000 due to the expansion of Galleria at Sunset, located in Henderson, Nevada in 2002.

–	Residential

•	Increase of $1,358,000 from the lease up of Classic Residence by Hyatt, a newly constructed apartment community located in Yonkers, New York.

•	Increase of $1,386,000 from the lease up of the Lofts at 1835 Arch, a newly rehabilitated assisted living community located in Philadelphia, Pennsylvania.

•	Increase of $793,000 from the lease up of the Drake, a newly constructed apartment community located in Philadelphia, Pennsylvania.

–	Land

•	Increase of $357,000 related to land sales at several land development projects.

     (Loss) Gain on Disposition of Operating Properties – The following table summarizes the (loss) gain on disposition of operating properties and other investments by year.

		Years Ended January 31,
		2004	2003	2002
		(in thousands)
Continuing Operations
Available-for-sale equity securities		$(171)	$(295)	$(5,586)
Tucson Mall*	Tucson, AZ	—	—	86,096
Palm Villas	Henderson, NV	—	—	7,259
Bowling Green Mall*	Bowling Green, KY	—	—	1,892
Peppertree	College Station, TX	—	—	1,682
Whitehall Terrace*	Kent, OH	—	—	1,105
The Oaks	Bryan, TX	—	—	(1,010)
Other		—	—	(329)

		$(171)	$(295)	$91,109

Discontinued Operations
Laurels*	Justice, IL	$4,249	$—	$—
Vineyards*	Broadview Heights, OH	2,109	—	—
Trowbridge	Southfield, MI	538	—	—
Courtland Center	Flint, MI	—	7,087	—
Bay Street	Staten Island, NY	—	125	—
Other		(127)	(243)	—

		6,769	6,969	—

Total		$6,598	$6,674	$91,109

*	Sold in a tax-deferred exchange. The proceeds were reinvested through an intermediary in the acquisition of a replacement property through an intermediary.

     Income Taxes - Income tax expense totaled $23,957,000, $29,918,000 and $57,648,000 in 2003, 2002 and 2001, respectively. At January 31, 2004, we had a net operating loss carryforward for tax purposes of $27,645,000 (generated primarily from the impact of tax depreciation expense from real estate properties on our net earnings) that will expire in the years ending January 31, 2022 through January 31, 2024, General Business Credit carryovers of $8,238,000 that will expire in the years ending January 31, 2005 through 2024 and Alternative Minimum Tax (“AMT”) carryforward of $31,515,000 that is available until used to reduce Federal tax to the AMT amount. Our policy is to consider a variety of tax-deferral strategies, using mostly tax free exchanges, when evaluating our future tax position.

     Discontinued Operations –Pursuant to the definition of a component of an entity in SFAS No. 144, all earnings of discontinued operations that have been sold or held for sale, assuming no significant continuing involvement, have been reclassified in the Consolidated Statements of Earnings for the years ended January 31, 2004, 2003 and 2002. We consider assets held for sale when the transaction has been approved and there are no significant contingencies related to the sale that may prevent the transaction from closing.

     Discontinued operations have been updated to include rental properties disposed of and reported as discontinued operations during 2004 and are summarized along with previously discontinued operations in the table below.

		Square Feet/	Quarter/
		Number	Year	Year Ended	Year Ended	Year Ended
Property	Location	of Units	Sold	1/31/2004	1/31/2003	1/31/2002

Commercial Group:
Flatbush Avenue	Brooklyn, New York	142,000 square feet	Q - 3 2004	Yes	Yes	Yes
Pavilion	San Jose, California	250,000 square feet	Q - 3 2004	Yes	Yes	Yes
Hunting Park	Philadelphia, Pennsylvania	125,000 square feet	Q - 2 2004	Yes	Yes	Yes
Courtland Center	Flint, Michigan	458,000 square feet	Q - 4 2002	—	Yes	Yes
Bay Street	Staten Island, New York	16,000 square feet	Q - 4 2002	—	Yes	Yes

Residential Group:
Arboretum Place (1)	Newport News, Virginia	184 units	Q - 4 2004	Yes	—(1)	—(1)
Bridgewater (1)	Hampton, Virginia	216 units	Q - 4 2004	Yes	—(1)	—(1)
Colony Woods	Bellevue, Washington	396 units	Q - 4 2004	Yes	Yes	Yes
Silver Hill (1)	Newport News, Virginia	153 units	Q - 4 2004	Yes	—(1)	—(1)
Trellis at Lee’s Mill (1)	Newport News, Virginia	176 units	Q - 4 2004	Yes	—(1)	—(1)
Regency Towers	Jackson, New Jersey	372 units	Q - 3 2004	Yes	Yes	Yes
Woodlake	Silver Spring, Maryland	534 units	Q - 1 2004	Yes	Yes	Yes
Laurels	Justice, Illinois	520 units	Q - 3 2003	Yes	Yes	Yes
Vineyards	Broadview Heights, Ohio	336 units	Q - 3 2003	Yes	Yes	Yes
Trowbridge	Southfield, Michigan	305 units	Q - 1 2003	Yes	Yes	Yes

     The following table summarizes the assets and liabilities of rental properties disposed of subsequent to January 31, 2004 and 2003 (in thousands) as listed in the table above.

	January 31,	January 31,
	2004	2003 (2)
Assets
Real estate	$156,187	$128,795
Other assets	15,024	12,700

	$171,211	$141,495

Liabilities
Mortgage debt, nonrecourse	$143,726	$122,734
Other liabilities	9,458	8,152
Minority interest	3,638	3,378

	$156,822	$134,264

(1)	The partnership agreements related to these properties were amended on October 31, 2003, and as a result these properties switched from the equity method of accounting to full consolidation. Therefore, there is no impact on discontinued operations for the years ended January 31, 2003 and 2002.
(2)	Assets held for sale at January 31, 2003 do not include the assets of Arboretum Place, Bridgewater, Silver Hill and Trellis at Lee’s Mill as these partnerships were accounted for on the equity method of accounting prior to October 31, 2003 as discussed in (1) above.

     In addition, our Lumber Trading Group strategic business unit was included in discontinued operations for the years ended January 31, 2004, 2003 and 2002. The Lumber Trading Group is a lumber wholesaler that was sold on November 12, 2004 to its employees.

Summarized financial information for the Lumber Trading Group’s assets and liabilities that have been reclassified as held-for-sale in the Consolidated Balance Sheets were as follows:

	January 31,	January 31,
	2004	2003
	(in thousands)
Assets
Real estate	$3,769	$4,534
Notes and accounts receivable (1)	206,634	101,379
Allowance for doubtful accounts	(1,127)	(651)
Inventories	46,140	38,638
Other assets	992	1,215

Total Assets	$256,408	$145,115

Liabilities
Notes payable (2)	$66,081	$2,187
Accounts payable and accrued expenses	176,801	133,396

Total Liabilities	$242,882	$135,583

(1)	The weighted average interest rates at January 31, 2004 and 2003 are 8.53% and 6.60%, respectively.
(2)	The weighted average interest rates at January 31, 2004 and 2003 are 3.17% and 4.25%, respectively.

     Notes payable at January 31, 2004 reflects borrowings on the Lumber Trading Group’s three year revolving line of credit with a borrowing capacity $120,000,000 (with an ability to expand to $180,000,000), which became effective on October 23, 2003. The bank line of credit allows for outstanding letters of credit in the amount of the difference between the collateral balance available or the line limit (whichever is less) less the outstanding loan balance, with a maximum limit of $10,000,000. At January 31, 2004, $3,484,000 in letters of credit were outstanding. Notes payable at January 31, 2003 reflects borrowings on the Lumber Trading Group’s previous bank line of credit of $80,000,000, which allowed for up to $5,000,000 in outstanding letters of credit of which none were outstanding at January 31, 2003.

     Borrowings under the current bank line of credit are collateralized by all the assets of the Lumber Trading Group, bear interest at the lender’s prime rate or London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from 1.75% to 2.25% and have a fee of 0.25% to 0.50% per year on the unused portion of the available commitment. The LIBOR loan margin and unused commitment fee are based on an average quarterly borrowing base availability. Terms of the previous bank line of credit were similar to those described under the current line of credit. The revolving line of credit expires on October 23, 2006.

     To protect against risks associated with the variable interest rates on current and future borrowings on the revolving line of credit, the Lumber Trading Group entered into an interest rate swap on October 29, 2003 with a notional amount of $20,000,000. The swap fixes the LIBOR interest rate at 1.65% and is effective through January 31, 2005.

     The operating results relating to assets sold and assets held-for-sale were as follows:

	January 31, 2004			January 31, 2003
	Lumber			Lumber
	Trading	Rental		Trading	Rental
	Group	Properties	Total	Group	Properties	Total
	(in thousands)			(in thousands)

Revenues	$123,238	$33,449	$156,687	$97,051	$45,662	$142,713

Expenses
Operating expenses	110,139	15,869	126,008	91,121	22,673	113,794
Interest expense	3,302	9,701	13,003	2,655	11,070	13,725
Loss on early extinguishment of debt	—	190	190	—	—	—
Provision for decline in real estate	—	1,104	1,104	—	—	—
Depreciation and amortization	1,891	5,093	6,984	2,153	8,209	10,362

	115,332	31,957	147,289	95,929	41,952	137,881

Interest income	11	106	117	9	38	47
Gain on disposition of rental properties	—	6,769	6,769	—	6,969	6,969

Earnings before income taxes	7,917	8,367	16,284	1,131	10,717	11,848

Income tax expense (benefit)
Current	3,798	2,433	6,231	1,165	1,832	2,997
Deferred	418	506	924	(208)	1,618	1,410

	4,216	2,939	7,155	957	3,450	4,407

Earnings before minority interest	3,701	5,428	9,129	174	7,267	7,441

Minority interest	—	294	294	—	106	106

Net earnings from discontinued operations	$3,701	$5,134	$8,835	$174	$7,161	$7,335

	January 31, 2002
	Lumber
	Trading	Rental
	Group	Properties	Total
	(in thousands)

Revenues	$115,726	$47,765	$163,491

Expenses
Operating expenses	104,955	21,937	126,892
Interest expense	3,131	12,699	15,830
Loss on early extinguishment of debt	—	—	—
Provision for decline in real estate	—	—	—
Depreciation and amortization	2,148	6,530	8,678

	110,234	41,166	151,400

Interest income	2	1,914	1,916

Gain on disposition of rental properties	—	—	—

Earnings before income taxes	5,494	8,513	14,007

Income tax expense (benefit)
Current	3,226	3,147	6,373
Deferred	(805)	118	(687)

	2,421	3,265	5,686

Earnings before minority interest	3,073	5,248	8,321

Minority interest	—	71	71

Net earnings from discontinued operations	$3,073	$5,177	$8,250

FINANCIAL CONDITION AND LIQUIDITY

     We believe that our sources of liquidity and capital are adequate to meet our funding obligations. Our principal sources of funds are cash provided by operations, the long-term credit facility, refinancings of nonrecourse mortgage debt, dispositions of mature properties and proceeds from the issuance of senior notes. Our principal use of funds are the financing of development and acquisitions of real estate projects, capital expenditures for our existing portfolio, payments on nonrecourse mortgage debt on real estate, payments on the long-term credit facility and retirement of senior notes previously issued. The discussions below under Senior Notes and Subordinated Debt and Long-Term Credit Facility outline recent events that have significantly enhanced our liquidity and financial flexibility which will be important in our efforts to continue to develop and acquire quality real estate assets.

     Senior and Subordinated Debt — On February 10, 2004, we issued $100,000,000 of 7.375% senior notes due February 1, 2034, in a public offering under our shelf registration statement. The net proceeds from this offering were used to pay off the outstanding term loan balance of $56,250,000 under the long-term credit facility (see below) and for general working capital purposes. Accrued interest is payable quarterly on February 1, May 1, August 1, and November 1. We may redeem these senior notes in whole or in part, at any time on or after February 10, 2009 at a redemption price equal to 100% of their principal amount plus accrued interest.

     On May 19, 2003, we issued $300,000,000 of 7.625% senior notes due June 1, 2015, in a public offering under our shelf registration statement. $208,500,000 of the proceeds from this offering were used to redeem all of the outstanding 8.5% senior notes originally due in 2008 at a redemption price equal to 104.25%. The remaining proceeds were used for offering costs of $8,151,000, to repay $73,000,000 outstanding at the time under the revolver portion of the long-term credit facility and for general working capital purposes. Accrued interest is payable semi-annually on December 1 and June 1. We may redeem these senior notes at any time on or after June 1, 2008 at a redemption price beginning at 103.813% for the year beginning June 1, 2008 and decreasing to 100% in years thereafter. However, if we complete one or more public equity offerings prior to June 1, 2006, up to 35% of the original principal amount of the notes may be redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 107.625% of the principal amount of the notes.

     Our senior notes are unsecured senior obligations and rank equally with all existing and future unsecured indebtedness; however, they are effectively subordinated to all existing and future secured indebtedness and other liabilities of our subsidiaries to the extent of the value of the collateral securing such other debt, including the long-term credit facility. The indenture contains covenants providing, among other things, limitations on incurring additional debt and payment of dividends.

     In May 2003, we purchased $29,000,000 of subordinate tax revenue bonds that were contemporaneously transferred to a custodian, which in turn issued custodial receipts that represent ownership in the bonds to unrelated third parties. We evaluated the transfer pursuant to the provisions of SFAS No. 140 and have determined that the transfer does not qualify for sale accounting treatment principally because we have guaranteed the payment of principal and interest in the unlikely event that there is insufficient tax revenue to support the bonds when the custodial receipts are subject to mandatory tender on December 1, 2013. As such, the book value (which approximates amortized cost) of the bonds was recorded as a secured borrowing with a liability reported as senior and subordinated debt and held-to-maturity securities reported as other assets in the Consolidated Balance Sheet. We do not participate and therefore do not report any cash flows related to this borrowing.

     In November 2000, we issued $20,400,000 of redevelopment bonds in a private placement. The bonds bear interest at 8.25% and are due September 15, 2010. Interest is payable semi-annually on March 15 and September 15. This debt is unsecured and subordinated to the senior notes and the long-term credit facility.

     Long-Term Credit Facility — The $350,000,000 long-term credit facility became effective on March 5, 2002 includes a $100,000,000 term loan and a $250,000,000 revolving line of credit. Outstanding balances are as follows:

	January 31,
	2004	2003
	(in thousands)
Term loan	$56,250	$81,250
Revolving credit loans	–	54,000

Total	$56,250	$135,250

     The January 31, 2004 balance of $56,250,000 was paid in full on February 10, 2004 with a portion of the net proceeds from the $100,000,000 senior note offering (see above). The revolving credit facility was scheduled to mature in March 2006 and allowed for up to a combined amount of $40,000,000 in outstanding letters of credit or surety bonds ($33,939,000 and $26,788,000 in letters of credit and $-0- surety bonds outstanding at January 31, 2004 and 2003, respectively). Quarterly principal payments of $6,250,000 on the term loan commenced July 1, 2002.

     Effective March 22, 2004, we increased our long-term credit facility to $450,000,000. The credit facility now includes a $450,000,000 revolving line of credit (with no term loan) that will mature in March 2007. The revolving line of credit allows up to a combined amount of $50,000,000 in outstanding letters of credit or surety bonds and has terms comparable to the previous credit facility.

     The long-term credit facility provides, among other things, for: 1) at our election, interest rates of 2.125% over LIBOR or 1/2% over the prime rate (the last $50,000,000 of borrowings under the revolving loans bears interest at 2.75% over LIBOR or 3/4% over the prime rate); 2) maintenance of debt service coverage ratios and specified levels of net worth and cash flow (as defined in the credit facility); and 3) restrictions on dividend payments and stock repurchases. At January 31, 2004, retained earnings of $5,040,000 were available for payment of dividends. On March 5, 2004, the anniversary date of the long-term credit facility, this amount was reset to the $20,000,000. Under the new agreement this limitation will be reset each March 22 to $30,000,000.

     In order to mitigate the short-term variable interest rate risk on our long-term credit facility, we have purchased $147,882,000 of 5.00% LIBOR interest rate caps that mature on August 1, 2004.

     Interest incurred and paid on the long-term credit facility was as follows:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Interest incurred	$4,645	$7,033	$10,969
Interest paid	$4,386	$6,430	$11,540

     Lumber Trading Group — The Lumber Trading Group is financed separately from our strategic business units. The financing obligations of Lumber Trading are without recourse to us. Accordingly, the liquidity of Lumber Trading Group is discussed separately below under “Lumber Trading Group Liquidity.”

Mortgage Financings

     Our primary capital strategy seeks to isolate the financial risk at the property level to maximize returns on our equity capital. All of our mortgage debt is nonrecourse including our construction loans. We operate as a C-corporation and retain substantially all of our internally generated cash flow. We recycle this cash flow, together with refinancing and property sale proceeds to fund new development and acquisitions that drive favorable returns for our shareholders. This strategy provides us with the necessary liquidity to take advantage of investment opportunities.

     We are actively working to extend the maturities and/or refinance the nonrecourse debt that is coming due in 2004 and 2005, generally pursuing long-term fixed-rate debt for our stabilized properties. During the year ended January 31, 2004, we completed the following financings:

Purpose of Financing
(in thousands)
Refinancing	$642,895
Development projects (commitment)	393,675
Acquisition	66,793
Loan extensions/additional fundings	95,895

$1,199,258

Reduction of mortgage debt due to property dispositions	$53,333

     For maturing debt, we continue to seek long-term debt for those project loans which mature within the next 12 months as well as for those projects which will begin operation within the next 12 months, generally pursuing fixed-rate loans. For construction loans, we generally pursue floating-rate financings with maturities ranging from two to five years. Upon opening and achieving stabilized operations, we generally pursue long-term fixed-rate financing.

Interest Rate Exposure

     At January 31, 2004, the composition of nonrecourse mortgage debt was as follows:

	Amount	Rate (1)
	(dollars in thousands)
Fixed	$2,480,223	6.91%
Variable
Taxable(2)	757,406	4.18%
Tax-Exempt	320,890	1.95%
UDAG	75,658	2.03%

	$3,634,177	5.80%

(1)	Reflects weighted average interest rates including both the base index and lender margin.
(2)	Taxable variable-rate debt of $757,406 as of January 31, 2004 is protected with LIBOR swaps and caps described below. These LIBOR-based hedges protect the current debt outstanding as well as the anticipated increase in debt outstanding for projects currently under development or anticipated to be under development during the year ending January 31, 2005.

     On January 31, 2004, the composition of nonrecourse mortgage debt (included in the figures above) related to projects under development is as follows:

Amount
(in thousands)
Variable
Taxable	$139,246
Tax-Exempt	130,550
Fixed	31,210

Total	$301,006

Commitment from lenders	$571,001

     To mitigate short-term variable interest rate risk, we have purchased London Interbank Offered Rate (“LIBOR”) interest rate hedges for our mortgage debt portfolio as follows:

	Caps		Swaps (1)
		Average		Average
Period Covered	Amount	Rate	Amount	Rate
	(dollars in thousands)
02/01/04-02/01/05(2)	$785,771	5.18%	$523,387	2.63%
02/01/05-02/01/06	592,256	5.83%	336,134	3.38%
02/01/06-02/01/07	90,953	7.58%	395,605	3.50%
02/01/07-02/01/08	88,493	7.58%	142,733	4.09%

(1)	Swaps include long-term LIBOR contracts that have an average initial maturity greater than six months.
(2)	These LIBOR-based hedges as of February 1, 2004 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2005.

     Outside of lender hedging requirements that require the borrower to protect against significant fluctuations to interest rates, we generally do not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged 3.20% and has never exceeded 7.90%. As of January 31, 2004, we have $117,000,000 of tax-exempt caps at a weighted average strike rate of 6.80% that have maturities through January 2006.

     Including properties accounted for under the equity method, a 100 basis point increase in taxable interest rates would increase the annual pre-tax interest cost for the next 12 months of our taxable variable-rate debt by approximately $3,200,000 at January 31, 2004. This increase is net of the protection provided by the interest rate swaps and long-term contracts in place as of January 31, 2004 and contemplates the effects of floors on $163,883,000 of LIBOR-based debt. A portion of our taxable variable rate debt is related to construction loans for which the interest expense is capitalized. Although tax-exempt rates generally increase in an amount that is smaller than corresponding changes in taxable interest rates, a 100 basis point increase in tax-exempt rates would increase the annual pre-tax interest cost for the next 12 months of our tax-exempt variable-rate debt by approximately $4,900,000 at January 31, 2004.

Lumber Trading Group Liquidity

     Lumber Trading Group is separately financed with a three year revolving line of credit totaling $120,000,000 (with an ability to expand to $180,000,000) at January 31, 2004, which became effective on October 23, 2003. The outstanding balance of the prior credit facility of $58,931,000 was paid in full with the proceeds of the new revolving line of credit. At January 31, 2004, $64,815,000 was outstanding under this current revolving line of credit.

     Borrowings under the bank line of credit are collateralized by all the assets of the Lumber Trading Group, bear interest at the lender’s prime rate or LIBOR plus an applicable margin ranging from 1.75% to 2.25%, and have a fee of 0.25% to 0.5% per year on the unused portion of the available commitment. The LIBOR loan margin and unused commitment fee are based on an average quarterly borrowing base availability. The bank line of credit allows for outstanding letters of credit in the amount of the difference between the collateral balance available or the line limit (whichever is less) less the outstanding loan balance, with a maximum limit of $10,000,000. Outstanding letters of credit were $3,484,000 and $-0- at January 31, 2004 and 2003, respectively.

     The Lumber Trading Group previously had a three-year securitization agreement, under which it was selling an undivided interest in a pool of receivables up to a maximum of $88,627,000 to a large financial institution. This securitization facility was repaid in full on October 15, 2003 using borrowing under the credit facility in place prior to October 23, 2003 and was not replaced.

     To protect against risks associated with the variable interest rates on current and future borrowings on the revolving line of credit, the Lumber Trading Group entered into an interest rate swap on October 29, 2003 with a notional amount of $20,000,000. The swap fixes the LIBOR interest rate at 1.65% and is effective through January 31, 2005.

     Recourse of this credit facility is limited to certain assets of the Lumber Trading Group. We believe that the amount available under this credit facility will be sufficient to meet the Lumber Trading Group’s liquidity needs.

Cash Flows

     Net cash provided by operating activities was $148,401,000, $203,719,000 and $81,981,000 for the years ended January 31, 2004, 2003 and 2002, respectively. The decrease in net cash provided by operating activities in the year ended January 31, 2004 compared to the prior year of $55,318,000 and the increase in net cash provided by operating activities in the year ended January 31, 2003 compared to the prior year of $121,738,000 are the result of the following:

	Years Ended January 31,
	2004 vs 2003		2003 vs 2002
	(in thousands)
Increase in operating revenue, excluding land sales	$104,024		$41,450
(Increase) decrease in accounts receivable, primarily Lumber Trading Group	(74,178)		73,219
Other	(279)		(1,032)

Increase in rents and other revenues received		$29,567		$113,637
Increase (decrease) in cash distributions from unconsolidated entities		4,575		(9,388)
Increase in proceeds from land sales		3,829		28,605
Decrease (increase) in land development expenditures		14,536		(17,335)
Increase in operating expenses	(54,557)		(20,493)
Increase in inventories	(8,110)		620
Increase in operating escrow funds	(1,376)		(1,327)
(Decrease) increase in accounts payable and accrued expenses	(23,393)		19,647

Increase in operating expenditures		(87,436)		(1,553)
(Increase) decrease in interest paid		(20,389)		7,772

(Decrease) increase in cash provided by operating activities		$(55,318)		$121,738

     Net cash used in investing activities totalled $410,422,000, $592,745,000 and $213,286,000 for the years ended January 31, 2004, 2003 and 2002, respectively.

     The net cash used in investing activities consists of the following:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Capital expenditures*	$(438,432)	$(552,305)	$(425,991)
Net proceeds from disposition of operating properties and other investments
2003: Primarily, Vineyards, an apartment complex in Broadview Heights, Ohio and Laurels, an apartment complex in Justice, Illinois	2,549	—	—
2002: Primarily, Courtland Center, a retail center located in Flint, Michigan and Bay Street, a retail center located in Staten Island, New York	—	25,913	—
2001: Primarily, Tucson Mall in Tucson, Arizona, and Bowling Green Mall in Bowling Green, Kentucky, and the following residential apartment properties: Chapel Hill Towers in Akron, Ohio, Whitehall Terrace in Kent, Ohio, Peppertree in College Station, Texas, Palm Villas in Henderson, Nevada and the Oaks in Bryan, Texas	—	—	190,011
Change in investments in and advances to real estate affiliates:
Refinancing proceeds, net of investments made on behalf of the Company’s partner in Short Pump Town Center, a lifestyle center in Richmond, Virginia	38,204	(42,285)	(15,780)
Refinancing and return on investment of Mall at Stonecrest in Atlanta, Georgia	17,828	2,164	4,718
Various development projects in New York City	(26,702)	(26,359)	(22,154)
Return on investment from Mall at Robinson in Pittsburgh, Pennsylvania	730	9,576	5,674
Return on investment from Galleria at Sunset in Henderson, Nevada	—	—	10,408
Other	(4,599)	(9,449)	39,828

Subtotal	25,461	(66,353)	22,694

Total	$(410,422)	$(592,745)	$(213,286)

*Capital expenditures were financed as follows:
New nonrecourse mortgage indebtedness	$391,554	$394,867	$267,001
Borrowings under the long-term credit facility (see next page)	19,000	157,437	24,500
Portion of proceeds from disposition of operating properties (see above)	2,549	—	134,490
Portion of cash provided by operating proceeds	25,329	—	—

Total	$438,432	$552,305	$425,991

     Net cash provided by the financing activities totaled $247,156,000, $461,328,000 and $117,094,000 in the years ended January 31, 2004, 2003 and 2002, respectively.

     Net cash provided by financing activities reflected the following:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Proceeds from issuance of senior notes	$300,000	$—	$—
Sale of common stock through a public offering	—	—	117,663
Increase in nonrecourse mortgage debt	963,583	779,749	482,351
Principal payments on nonrecourse mortgage debt	(572,849)	(373,517)	(302,051)
Borrowings on long-term credit facility	19,000	178,000	24,500
Quarterly repayments of term loan, began in July 2002	(25,000)	(18,750)	—
Repayment of borrowings under the long-term credit facility:
2003: from proceeds of the new $300,000,000 senior notes	(73,000)	—	—
2002: from proceeds of the new $100,000,000 term loan	—	(78,000)	—
2001: primarily from proceeds of the sale of common stock	—	—	(160,000)
Retirement of $200,000,000 senior notes and premium	(208,500)	—	—
Payment of senior notes issuance costs	(8,151)	—	—
Net increase (decrease) in notes payable:
Lumber Trading Group revolving credit facility	63,893	(861)	4,617
Other	9,022	3,415	4,545
Repayment of Lumber Trading Group securitization agreement	(55,000)	—	—
Increase in restricted cash and offsetting withdrawals of escrow deposits associated with tax-exempt nonrecourse mortgage debt borrowings (see above) primarily for residential projects	(101,022)	(17,317)	(37,002)
(Decrease) increase in book overdrafts, representing checks issued but not yet paid	(2,968)	2,552	5,406
Payment of deferred financing costs	(33,603)	(10,944)	(17,080)
Proceeds from the exercise of stock options	3,635	3,137	4,577
Payment of dividends	(14,960)	(10,912)	(8,213)
(Decrease) increase in minority interest	(16,924)	4,776	(2,219)

Total	$247,156	$461,328	$117,094

COMMITMENTS AND CONTINGENCIES

     We have adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45). We believe the risk of payment under these guarantees as described below is remote and, to date, no payments have been made under these guarantees.

     As of January 31, 2004, we have guaranteed loans totaling $3,200,000, relating to a $1,800,000 bank loan for the Sterling Glen of Ryebrook (formerly Stone Gate at Bellefair) supported-living Residential Group project in Ryebrook, New York and our $1,400,000 share of a bond issue made by the Village of Woodridge, relating to a Land Development Group project in suburban Chicago, Illinois. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in our Consolidated Financial Statements at January 31, 2004, pursuant to the provisions of FIN No. 45. The bank loan guaranty is expected to terminate in early 2004. The bond issue guarantee terminates April 30, 2015, unless the bonds are paid sooner, and is limited to $500,000 in any one year. We also had outstanding letters of credit of $37,423,000 as of January 31, 2004. The maximum potential amount of future payments on the guaranteed loans and letters of credit we could be required to make is the total amounts noted above.

     As a general partner for certain limited partnerships, we guaranteed the funding of operating deficits of newly-opened apartment projects for an average of five years. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in our Consolidated Financial Statements at January 31, 2004, pursuant to the provisions of FIN No. 45. At January 31, 2004, the maximum potential amount of future payments on these operating deficit guarantees we could be required to make is approximately $18,000,000. We would seek to recover any amounts paid through refinancing or sales proceeds of the apartment project. These partnerships typically require us to indemnify, on an after-tax or “grossed up” basis, the investment partner against the failure to receive, or the loss of allocated tax credits and tax losses. At January 31, 2004 the maximum potential payment under these tax indemnity guarantees was approximately $64,000,000. We believe that all necessary requirements for qualifications for such tax credits have been and will be met and that our investment partners will be able to receive expense allocations associated with the properties. We have obtained legal opinions from major law firms supporting the validity of the tax credits. We do not expect to make any payments under these guarantees.

     Our mortgage loans are all non-recourse, however in some cases lenders carve-out certain items from the non-recourse provisions. These carve-out items enable the lenders to seek recourse if we or the joint venture commit fraud, voluntarily file for bankruptcy, intentionally misapply funds, transfer title without lender consent, or intentionally misrepresent facts. We have also provided certain environmental guarantees. Under these environmental remediation guarantees, we must remediate any hazardous materials brought onto the property in violation of environmental laws. The maximum potential amount of future payments we could be required to make is limited to the actual losses suffered or actual remediation costs incurred. A portion of these carve-outs and guarantees have been made on behalf of joint ventures and while the amount of the potential liability is currently indeterminable, we believe any liability would not exceed our partners’ share of the outstanding principal balance of the loans in which these carve-outs and environmental guarantees have been made. At January 31, 2004 the outstanding balance of the partners’ share of these loans was approximately $605,000,000. We believe the risk of payment on the carve-out guarantees is mitigated in most cases by the fact we manage the property, and in the event our partner did violate one of the carve-out items, we would seek recovery from our partner for any payments we would make. Additionally, we further mitigate our exposure through environmental insurance and insurance coverage for items such as fraud.

     We guaranteed the principal and interest on $19,000,000 of municipal bonds issued in May 2003 by an unrelated third party in connection with our investment in the redevelopment of Stapleton, a former airport in Denver, Colorado. We have a 90% ownership interest in Stapleton which is fully consolidated in our financial statements. The bonds bear interest at 7.875%, require semi-annual interest payments and mature on December 1, 2032. In addition, we plan to provide a similar guarantee relating to an additional $10,000,000 in municipal bonds expected to be drawn in the next eighteen months depending upon the status of the development at Stapleton. We have assessed this obligation pursuant to the provisions of FIN No. 45 and have determined the value of the guarantee to be approximately $500,000. This amount has been recorded in the Consolidated Balance Sheet at January 31, 2004.

     We customarily guarantee lien-free completion of projects under construction. Upon completion, the guarantees are released. At January 31, 2004, we have guaranteed completion of construction of development projects with a total cost of $1,902,000,000 which are approximately 62% complete in the aggregate. The projects have total loan commitments of $1,658,000,000, of which approximately $594,000,000 was outstanding at January 31, 2004. To date, our subsidiaries have been successful in consistently delivering lien-free completion of construction projects, without calling our guarantees of completion.

     We are also involved in certain claims and litigation related to our operations. Based on the facts known at this time, we have consulted with legal counsel and are of the opinion that the ultimate outcome of all such claims and litigation will not have a material adverse effect on our financial condition, results of operations or cash flows.

CONTRACTUAL OBLIGATIONS

     As of January 31, 2004, we were subject to certain contractual payment obligations as described in the table below.

	Payments Due by Period
	January 31,
	Total	2005		2006	2007	2008	2009
	(in thousands)
Long-Term Debt:
Non-recourse mortgage debt	$1,775,056	$337,191		$297,068	$719,456	$155,178	$266,163
Notes payable:
Trading Group	64,815	—		—	64,815	—	—
Other	32,716	14,812		3,317	2,798	9,903	1,886
Long-term credit facility	56,250	56,250	(2)	—	—	—	—
Share of non-recourse mortgage debt of unconsolidated investments	551,312	87,320		132,268	108,740	132,118	90,866
Share of notes payable of unconsolidated investments	3,472	2,671		322	—	479	—
Operating leases	86,719	18,665		17,414	16,848	16,827	16,965
Share of leases of unconsolidated investments	5,060	1,012		1,012	1,012	1,012	1,012
Accounts payable and accrued expenses	612,967	593,783		12,040	2,448	2,348	2,348
Other(1)	8,485	6,013		1,237	746	357	132

Total Contractual Obligations	$3,196,852	$1,117,717		$464,678	$916,863	$318,222	$379,372

(1)	These amounts represent funds that we are legally obligated to pay under various service contracts, employment contracts and licenses over the next several years. These contracts are typically greater than one year and either do not contain a cancellation clause or cannot be terminated without substantial penalty. We have several service contracts with vendors related to our property management including maintenance, landscaping, security, phone service, etc. In addition, we have other service contracts that we enter into during out normal course of business which extend beyond one year and are based on usage including snow plowing, answering services, copier maintenance and cycle painting. As we are unable to predict the usage variables, these contracts have been excluded from our summary of contractual obligations at January 31, 2004.
(2)	The credit facility was repaid in full with the proceeds from a $100,000, 30-year, 7.375% senior note offering in February 2004.

LEGAL PROCEEDINGS

     We are involved in various claims and lawsuits incidental to our business, and management and legal counsel believe that these claims and lawsuits will not have a material adverse effect on our financial statements.

SHELF REGISTRATION

     Along with our wholly-owned subsidiaries Forest City Enterprises Capital Trust I and Forest City Enterprises Capital Trust II, we filed an amended shelf registration statement with the Securities and Exchange Commission (SEC) on May 24, 2002. This shelf registration statement amends the registration statement previously filed with the SEC in December 1997. This registration statement is intended to provide Forest City flexibility to raise funds from the offering of Class A common stock, preferred stock, depositary shares and a variety of debt securities, warrants and other securities. At January 31, 2004 we had $542,180,000 available under our shelf registration statement. On February 10, 2004, we issued $100,000,000 of 7.375% senior notes due February 1, 2034, in a public offering under our shelf registration statement. Currently, we have $442,180,000 available under our shelf registration.

DIVIDENDS

     On June 11, 2003, the Board of Directors voted to increase the 2003 quarterly dividend to $.09 per share on both Class A and Class B common stock, representing a 50% annual increase over the previous quarterly dividend.

     The first, second, third and fourth 2003 quarterly dividends of $.06, $.09, $.09 and $.09, respectively, per share on shares of both Class A and Class B common stock were paid June 16, 2003, September 15, 2003, December 15, 2003 and March 15, 2004, respectively.

     The first 2004 quarterly dividend of $.09 per share on both Class A and Class B common stock was declared on March 11, 2004 and will be paid on June 15, 2004 to shareholders of record at the close of business on June 1, 2004.

NEW ACCOUNTING STANDARDS

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure” (SFAS No. 148). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 “Accounting for Stock-Based Compensation” to require prominent disclosures in both annual and quarterly financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation is effective for us for the fiscal year ended January 31, 2004. The new requirements for quarterly disclosure were effective for the quarter ended April 30, 2003. We will continue to apply APBO No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for our stock-based employee compensation and do not expect SFAS No. 148 to have a material impact on our financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities.” In December 2003, the FASB published a revision to the interpretation (FIN No. 46(R)) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE are to be included in the consolidated financial statements. A company that holds a variable interest in an entity will consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The disclosure provisions of this Interpretation became effective upon issuance. The consolidation requirements of this Interpretation apply immediately to VIE’s created after January 31, 2003 and no later than the end of the first fiscal year or interim period ending after March 15, 2004 for public companies with non-special purpose entities that were created prior to February 1, 2003. We will implement FIN No. 46(R) on February 1, 2004. As a result of the implementation of FIN No. 46(R), 16 properties (11 Residential, three Commercial, and two Land) currently accounted for on the equity method of accounting will switch to full consolidation. Seven properties (one Commercial and six Residential) currently accounted for on the cost method will switch to full consolidation. Five Residential properties will be deconsolidated. If FIN No. 46(R) would have been implemented by January 31, 2004, total assets and total liabilities would have increased approximately $700,000,000. Upon adoption we of FIN No. 46(R) expect to record a cumulative effect of change in accounting principle adjustment of approximately $8,000,000 (pre-tax) which will reduce Net Earnings and Shareholders’ Equity. We believe our maximum exposure to loss as a result of our investment with these VIE’s is limited to the value of our investment in these VIE’s.

     In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under FAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This statement is effective for certain contracts entered into or modified after June 30, 2003 and for certain hedging relationships designated after June 30, 2003. This statement did not have a material impact on our financial position, results of operations or cash flows.

     In March 2003, the Emerging Issues Task Force (EITF) issued EITF No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF No. 00-21). This issue addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. This issue is effective for revenue arrangements entered into subsequent to January 31, 2004. We do not expect this statement to have a current material impact on our financial position, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS No. 150). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The minority interests associated with certain of our consolidated joint ventures that have finite lives under the terms of the agreements represent mandatorily redeemable interests as defined in SFAS No. 150. On November 7, 2003, the FASB indefinitely deferred the effective date of paragraphs nine and ten of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests in order to address a number of interpretation and implementation issues. However, the disclosure provisions of SFAS No. 150 are still required. Although no such obligation exists, if we were to dissolve the entities or sell the underlying real estate assets and satisfy any outstanding obligations, in all of our consolidated finite life entities as of January 31, 2004, the estimated aggregate settlement value of these noncontrolling interests would approximate book value due to our preferred returns upon settlement. Our assessment of the settlement value is based on the estimated liquidation values of the assets and liabilities and the resulting proceeds that we would distribute to our noncontrolling interests, as required under the terms of the respective agreements. While additional guidance from the FASB relating to noncontrolling interests in consolidated finite life partnerships is pending, we do not expect the remainder of this statement to have an immediate material impact on our financial position, results of operations or cash flows.

INFORMATION RELATING TO FORWARD-LOOKING STATEMENTS

     This Form 10-K, together with other statements and information publicly disseminated by the Company, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect management’s current views with respect to financial results related to future events and are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. Risk factors discussed on pages 5 – 12 of Form 10-K and other factors that might cause differences, some of which could be material, include, but are not limited to, real estate development and investment risks including lack of satisfactory financing, construction and lease-up delays and cost overruns, the effect of economic and market conditions on a nationwide basis as well as regionally in areas where the Company has a geographic concentration of properties, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to obtain and service debt, guarantees under the Company’s credit facility, the level and volatility of interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, financial stability of tenants within the retail industry, which may be impacted by competition and consumer spending, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, the rate revenue increases versus the rate of expense increases, the cyclical nature of the lumber wholesaling business, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company has no obligation to revise or update any forward-looking statements, other than imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

Item 7A Quantitative and Qualitative Disclosures About Market Risk

     Our primary market risk exposure is interest rate risk. At January 31, 2004, we had $1,134,546,000 of variable-rate debt outstanding. This is inclusive of the $56,250,000 outstanding under our long-term credit facility which was repaid in full in February 2004 from proceeds of a senior note offering. Upon opening and achieving stabilized operations, we generally pursue long-term fixed-rate non-recourse financing for our rental properties. Additionally, when the properties’ fixed-rate debt matures, the maturing amounts are subject to interest rate risk.

     To mitigate short-term variable interest rate risk, we have purchased London Interbank Offered Rate (“LIBOR”) interest rate caps and swaps as follows.

	Caps		Swaps (1)
		Average		Average
Period Covered	Amount	Rate	Amount	Rate
	(dollars in thousands)
02/01/04-02/01/05(2)	$933,653	5.15%	$523,387	2.63%
02/01/05-02/01/06	592,256	5.83%	336,134	3.38%
02/01/06-02/01/07	90,953	7.58%	395,605	3.50%
02/01/07-02/01/08	88,493	7.58%	142,733	4.09%

(1)	Swaps include long-term LIBOR contracts that have an average maturity greater than six months.
(2)	These LIBOR-based hedges as of February 1, 2004 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2005.

     As part of our interest rate risk management, we also intend to convert a significant portion of our committed variable-rate debt to fixed-rate debt.

     Outside of lender hedging requirements that require the borrower to protect against significant fluctuations to interest rates, we generally do not hedge tax-exempt debt because, since 1990, the base rate of this type of financing has averaged 3.20% and has never exceeded 7.90%. As of January 31, 2004, we have $117,000,000 of tax exempt caps at a weighted average strike rate of 6.80% that have maturities through January 2006.

     We estimate the fair value of our debt instruments by discounting future cash payments at interest rates that approximate the current market. Based on these parameters, the carrying amount of our total fixed-rate debt at January 31, 2004 was $2,876,281,000 compared to an estimated fair value of $2,931,799,000. We estimate that a 100 basis point decrease in market interest rates would change the fair value of this fixed-rate debt to approximately $3,111,613,000 at January 31, 2004.

     We estimate the fair value of our hedging instruments based on interest rate market pricing models. At January 31, 2004 and 2003, LIBOR interest rate caps and Treasury options were reported at their fair value of approximately $2,528,000 and $753,000, respectively, in Other Assets in the Consolidated Balance Sheets. The fair value of interest rate swap and floor agreements at January 31, 2004 and 2003 is an unrealized loss of approximately $9,542,000 and $4,340,000, respectively, and is included in Accounts Payable and Accrued Expenses in the Consolidated Balance Sheets.

     The following tables provide information about our financial instruments that are sensitive to changes in interest rates.

Item 7A Quantitative and Qualitative Disclosures about Market Risk (continued)

January 31, 2004

							Total	Fair Market
Long-Term Debt	Expected Maturity Date						Outstanding	Value
	2004	2005	2006	2007	2008	Thereafter	1/31/04	1/31/04
				(in thousands)
Fixed:
Fixed-rate debt	$72,851	$139,041	$432,608	$129,704	$236,206	$1,469,813	$2,480,223	$2,537,636
Weighted average interest rate	7.08%	7.19%	6.52%	7.18%	7.23%	6.91%	6.91%

UDAG	377	10,929	8,133	588	608	55,023	75,658	51,793
Weighted average interest rate	0.17%	3.87%	0.05%	1.39%	1.40%	1.98%	2.03%

Senior & subordinated debt (1)(2)	—	—	—	—	—	349,400	349,400	371,370
Weighted average interest rate						7.60%	7.60%

Total Fixed-Rate Debt	73,228	149,970	440,741	130,292	236,814	1,874,236	2,905,281	2,960,799

Variable:
Variable-rate debt	211,623	126,098	233,715	24,886	29,349	131,735	757,406	757,406
Weighted average interest rate							4.18%

Tax-exempt	52,340	21,000	45,000	—	—	202,550	320,890	320,890
Weighted average interest rate							1.95%

Credit facility (1)(2)(3)	56,250	—	—	—	—	—	56,250	56,250
Weighted average interest rate							3.91%

Total Variable-Rate Debt	320,213	147,098	278,715	24,886	29,349	334,285	1,134,546	1,134,546

Total Long Term Debt	$393,441	$297,068	$719,456	$155,178	$266,163	$2,208,521	$4,039,827	$4,095,345

(1)	Represents recourse debt.
(2)	The term loan balance was repaid in full with the proceeds from a $100,000, 30-year, 7.375% senior note offering in February 2004.
(3)	A new $450,000 credit facility was established on March 22, 2004.

Item 7A Quantitative and Qualitative Disclosures about Market Risk (continued)

January 31, 2003

							Total	Fair Market
Long-Term Debt	Expected Maturity Date						Outstanding	Value
	2003	2004	2005	2006	2007	Thereafter	1/31/03	1/31/03
				(in thousands)
Fixed:
Fixed-rate debt	$46,618	$50,998	$125,576	$409,949	$126,063	$1,270,831	$2,030,035	$2,104,645
Weighted average interest rate	7.18%	7.11%	7.24%	6.58%	7.19%	7.34%	7.16%
UDAG	4,478	415	10,929	8,106	457	51,113	75,498	50,690
Weighted average interest rate	3.69%	0.61%	3.87%	0.03%	0.64%	1.79%	2.00%
Senior & subordinated debt (1)(2)	—	—	—	—	—	220,400	220,400	221,866
Weighted average interest rate						8.48%	8.48%

Total Fixed-Rate Debt	51,096	51,413	136,505	418,055	126,520	1,542,344	2,325,933	2,377,201

Variable:
Variable-rate debt	424,100	196,790	20,321	4,965	23,730	135,668	805,574	805,574
Weighted average interest rate							4.67%
Tax-exempt	45,060	7,940	21,000	—	—	31,000	105,000	105,000
Weighted average interest rate							2.25%
Credit facility (1)(2)(3)	25,000	25,000	25,000	60,250	—	—	135,250	135,250
Weighted average interest rate							5.44%

Total Variable-Rate Debt	494,160	229,730	66,321	65,215	23,730	166,668	1,045,824	1,045,824

Total Long Term Debt	$545,256	$281,143	$202,826	$483,270	$150,250	$1,709,012	$3,371,757	$3,423,025

(1)	Represents recourse debt.

Item 8. Financial Statements and Supplementary Data

INDEX TO FINANCIAL STATEMENTS

Page
Financial Reports:
Management’s Report	31
Report of Independent Registered Public Accounting Firm	31

Consolidated Financial Statements:
Consolidated Balance Sheets	32
Consolidated Statements of Earnings	33
Consolidated Statements of Comprehensive Income	34
Consolidated Statements of Shareholders’ Equity	34
Consolidated Statements of Cash Flows	35
Notes to Consolidated Financial Statements	37

Supplementary Data:
Quarterly Consolidated Financial Data (Unaudited)	65

All other schedules are omitted because they are not applicable or the required information is presented in the consolidated financial statements or the notes thereto.

MANAGEMENT’S REPORT

     The management of Forest City Enterprises, Inc. is responsible for the accompanying consolidated financial statements. These statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and include amounts based on judgments of management. The financial information contained elsewhere in this annual report conforms with that in the consolidated financial statements.

     The Company maintains a system of internal accounting control which provides reasonable assurance in all material respects that the assets are safeguarded and transactions are executed in accordance with management’s authorization and accurately recorded in the Company’s books and records. The concept of reasonable assurance recognizes that limitations exist in any system of internal accounting control based upon the premise that the cost of such controls should not exceed the benefits derived.

     The Audit Committee, composed of three independent members of the Board of Directors who are not employees of the Company, meets regularly with representatives of management, the independent accountants and the Company’s internal auditor to monitor the functioning of the accounting and control systems and to review the results of the auditing activities. The Audit Committee engages the independent auditors upon ratification by the shareholders. The Committee approves the scope of the audit and the fee arrangements. The independent auditors conduct an objective, independent examination of the consolidated financial statements.

     The Audit Committee reviews results of the annual audit with the independent auditors. The Audit Committee also meets with the independent auditors and the internal auditor without management present to ensure that they have open access to the Audit Committee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
of Forest City Enterprises, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Forest City Enterprises, Inc. and its Subsidiaries (the “Company”) at January 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note P to the consolidated financial statements, the Company, on February 1, 2002, adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Also, as discussed in Note A, the consolidated financial statements for the year ended January 31, 2003 have been restated.

March 11, 2004, except for Note P, as to which the date is January 19, 2005

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Balance Sheets

	January 31,
	2004	2003
	(in thousands)
Assets
Real Estate
Completed rental properties	$4,504,756	$3,847,992
Projects under development	506,986	572,476
Land held for development or sale	70,853	35,036

Total Real Estate	5,082,595	4,455,504
Less accumulated depreciation	(715,482)	(601,554)

Real Estate, net	4,367,113	3,853,950

Cash and equivalents	107,491	122,356
Restricted cash	257,795	127,046
Notes and accounts receivable, net	217,258	185,924
Investments in and advances to real estate affiliates	432,584	489,205
Other assets	285,423	169,033
Lumber Trading Group assets-held for sale	256,408	145,115

Total Assets	$5,924,072	$5,092,629

Liabilities and Shareholders’ Equity
Liabilities
Mortgage debt, nonrecourse	$3,634,177	$3,016,107
Notes payable	86,030	77,297
Long-term credit facility	56,250	135,250
Senior and subordinated debt	349,400	220,400
Accounts payable and accrued expenses	463,023	451,646
Deferred income taxes	294,925	261,376
Lumber Trading Group liabilities-held for sale	242,882	135,583

Total Liabilities	5,126,687	4,297,659

Minority Interest	48,474	80,608

Commitments and Contingencies	—	—

Company-Obligated Trust Preferred Securities	—	—

Shareholders’ Equity
Preferred stock — without par value 5,000,000 shares authorized; no shares issued	—	—
Common stock — $.33 1/3 par value
Class A, 96,000,000 shares authorized; 36,509,836 and 35,678,086 shares issued, 36,270,496 and 35,525,067 outstanding, respectively	12,170	11,892
Class B, convertible, 36,000,000 shares authorized; 13,715,992 and 14,547,742 shares issued, 13,715,992 and 14,130,592 outstanding, respectively	4,572	4,850

	16,742	16,742
Additional paid-in capital	235,398	232,029
Retained earnings	496,537	470,348

	748,677	719,119
Less treasury stock, at cost; 2004: 239,340 Class A and -0- Class B shares 2003: 153,019 Class A and 417,150 Class B shares	(1,752)	(4,425)
Accumulated other comprehensive income (loss)	1,986	(332)

Total Shareholders’ Equity	748,911	714,362

Total Liabilities and Shareholders’ Equity	$5,924,072	$5,092,629

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Earnings

	Years Ended January 31,
	2004	2003	2002
	(in thousands, except per share data)

Revenues from real estate operations	$848,121	$739,934	$655,862

Expenses
Operating expenses	514,934	438,413	425,625
Interest expense	186,152	163,424	162,750
Loss on early extinguishment of debt	10,718	1,653	386
Provision for decline in real estate	2,134	8,221	8,783
Depreciation and amortization	121,428	106,751	89,164

	835,366	718,462	686,708

Interest income	22,712	17,860	36,975

Equity in earnings of unconsolidated real estate entities	31,751	38,684	48,326

(Loss) gain on disposition of operating properties and other investments	(171)	(295)	91,109

Earnings before income taxes	67,047	77,721	145,564

Income tax expense (benefit)
Current	(6,246)	3,016	(5,871)
Deferred	30,203	26,902	63,519

	23,957	29,918	57,648

Earnings before minority interest, discontinued operations and cumulative effect of change in accounting principle	43,090	47,803	87,916
Minority interest	(9,256)	(6,307)	8,065

Earnings from continuing operations	33,834	41,496	95,981

Discontinued operations, net of tax and minority interest
Operating earnings from Lumber Trading Group	3,701	174	3,073
Operating earnings from rental properties	1,237	2,981	5,177
Gain on disposition of operating properties	3,897	4,180	—

	8,835	7,335	8,250

Cumulative effect of change in accounting principle, net of tax	—	—	(1,202)

Net earnings	$42,669	$48,831	$103,029

Basic earnings per common share
Earnings from continuing operations	$0.68	$0.84	$2.05
Earnings from discontinued operations, net of tax and minority interest	0.18	0.14	0.18
Cumulative effect of change in accounting principle, net of tax	—	—	(0.03)

Net earnings	$0.86	$0.98	$2.20

Diluted earnings per common share
Earnings from continuing operations	$0.67	$0.83	$2.03
Earnings from discontinued operations, net of tax and minority interest	0.17	0.14	0.17
Cumulative effect of change in accounting principle, net of tax	—	—	(0.03)

Net earnings	$0.84	$0.97	$2.17

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income

	Years Ended January 31,
	2004	2003 (restated)	2002
	(in thousands)
Net earnings	$42,669	$48,831	$103,029

Other comprehensive income (loss), net of tax:
Unrealized gains (losses) on investments in securities:
Unrealized gain (loss) on securities, net of minority interest	687	(563)	(4,144)
Reclassification adjustment for loss included in net earnings	—	—	799
Unrealized derivative (losses) gains:
Cumulative effect of change in accounting principle — transition adjustment of interest rate contracts, net of minority interest	—	—	(7,820)
Change in unrealized gains and losses on interest rate contracts, net of minority interest	(2,421)	1,132	(1,995)
Change in fair value of retained interest (Note A)	4,052	8,390	—

Other comprehensive income (loss), net of tax	2,318	8,959	(13,160)

Comprehensive income	$44,987	$57,790	$89,869

Consolidated Statements of Shareholders’ Equity

									Accumulated
	Common Stock				Additional				Other
	Class A		Class B		Paid-In	Retained	Treasury Stock		Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Shares	Amount	Income (Loss)	Total
	(in thousands)
Balances at January 31, 2001	30,543	$10,181	15,783	$5,261	$108,863	$338,792	1,230	$(10,330)	$3,869	$456,636
Net earnings						103,029				103,029
Other comprehensive loss, net of tax									(13,160)	(13,160)
Dividends $.1867 per share						(8,882)				(8,882)
Issuance of 3,900,000 Class A common shares in equity offering	3,900	1,300			116,363					117,663
Conversion of Class B to Class A shares	658	219	(658)	(219)						—
Exercise of stock options					1,396		(355)	3,181		4,577
Income tax benefit from stock option exercises					2,123					2,123
Restricted stock issued					(1,009)		(113)	1,009		—
Amortization of unearned compensation					531					531
Cash in lieu of fractional shares from three-for-two stock split					(4)					(4)

Balances at January 31, 2002	35,101	11,700	15,125	5,042	228,263	432,939	762	(6,140)	(9,291)	662,513
Net earnings						48,831				48,831
Other comprehensive income, net of tax									8,959	8,959
Dividends $.23 per share						(11,422)				(11,422)
Conversion of Class B to Class A shares	577	192	(577)	(192)						—
Exercise of stock options					1,422		(192)	1,715		3,137
Income tax benefits from stock option exercises					1,430					1,430
Amortization of unearned compensation					914					914

Balances at January 31, 2003	35,678	11,892	14,548	4,850	232,029	470,348	570	(4,425)	(332)	714,362
Net earnings						42,669				42,669
Other comprehensive income, net of tax									2,318	2,318
Dividends $.33 per share						(16,480)				(16,480)
Conversion of Class B to Class A shares	832	278	(832)	(278)						—
Exercise of stock options					1,975		(218)	1,660		3,635
Income tax benefits from stock option exercises					1,212					1,212
Restricted stock issued					(1,013)		(113)	1,013		—
Amortization of unearned compensation					1,195					1,195

Balances at January 31, 2004	36,510	$12,170	13,716	$4,572	$235,398	$496,537	239	$(1,752)	$1,986	$748,911

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Cash Flows from Operating Activities
Rents and other revenues received	$868,020	$838,453	$724,816
Cash distributions from unconsolidated entities	25,126	20,551	29,939
Proceeds from land sales	69,276	65,447	36,842
Land development expenditures	(31,059)	(45,595)	(28,260)
Operating expenditures	(590,255)	(502,819)	(501,266)
Interest paid	(192,707)	(172,318)	(180,090)

Net cash provided by operating activities	148,401	203,719	81,981

Cash Flows from Investing Activities
Capital expenditures	(438,432)	(552,305)	(425,991)
Proceeds from disposition of operating properties and other investments	2,549	25,913	190,011
Changes in investments in and advances to real estate affiliates	25,461	(66,353)	22,694

Net cash used in investing activities	(410,422)	(592,745)	(213,286)

Cash Flows from Financing Activities
Proceeds from issuance of subordinated debt	300,000	—	—
Retirement of senior notes	(208,500)	—	—
Payment of senior notes issuance costs	(8,151)	—	—
Increase in nonrecourse mortgage debt	963,583	779,749	482,351
Increase in long-term credit facility	19,000	178,000	24,500
Principal payments on nonrecourse mortgage debt	(572,849)	(373,517)	(302,051)
Payments on long-term credit facility	(98,000)	(96,750)	(160,000)
Increase in notes payable	95,066	26,760	48,617
Payments on notes payable	(22,151)	(24,206)	(39,455)
Repayment of Lumber Trading Group securitization agreement	(55,000)	—	—
Change in restricted cash and book overdrafts	(103,990)	(14,765)	(31,596)
Payment of deferred financing costs	(33,603)	(10,944)	(17,080)
Exercise of stock options	3,635	3,137	4,577
Sale of common stock, net	—	—	117,663
Dividends paid to shareholders	(14,960)	(10,912)	(8,213)
(Decrease) increase in minority interest	(16,924)	4,776	(2,219)

Net cash provided by financing activities	247,156	461,328	117,094

Net (decrease) increase in cash and equivalents	(14,865)	72,302	(14,211)
Cash and equivalents at beginning of year	122,356	50,054	64,265

Cash and equivalents at end of year	$107,491	$122,356	$50,054

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (continued)

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Reconciliation of Net Earnings to Cash Provided by Operating Activities

Net Earnings	$42,669	$48,831	$103,029
Discontinued operations:
Minority interest	269	(131)	—
Depreciation	660	3,472	—
Amortization	121	280	—
Gain on disposition of operating properties	(6,769)	(6,969)	—
Loss on early extinguishment of debt	190	—	—
Minority interest	9,281	6,544	(7,994)
Depreciation	104,456	92,814	79,454
Amortization	23,175	20,547	18,388
Equity in earnings of unconsolidated entities	(31,751)	(38,684)	(48,326)
Cash distributions from unconsolidated entities	25,126	20,551	29,939
Deferred income taxes	32,032	27,533	59,921
Loss (gain) on disposition of operating properties and other investments	171	295	(91,109)
Loss on early extinguishment of debt	10,718	1,653	386
Provision for decline in real estate	3,238	8,221	8,783
Cumulative effect of change in accounting principle	—	—	1,988
Decrease (increase) in land included in projects under development	29,202	204	(19,192)
Decrease in land included in completed rental properties	—	341	—
Decrease (increase) in land held for development or sale	1,586	(10,843)	(1,449)
(Increase) decrease in notes and accounts receivable	(80,909)	14,585	(84,033)
(Increase) decrease in inventories	(7,502)	609	(13)
(Increase) decrease in other assets	(39,143)	(37,841)	8,731
Increase in accounts payable and accrued expenses	31,581	51,707	23,478

Net cash provided by operating activities	$148,401	$203,719	$81,981

Supplemental Non-Cash Disclosures:

The schedule below represents the effect of the following non-cash transactions for the years ended January 31:
2004	•	Increase in interest in Station Square Freight House, a specialty retail center
Disposition of interest in Trowbridge, a supported-living community
Acquisitions of additional interests in ten syndicated residential properties:
Arboretum Place, Bowin, Bridgewater, Drake, Enclave, Grand,
Lakeland, Lofts at 1835 Arch, Silver Hill and Trellis at Lee’s Mill
Acquisition of Grove, an apartment community
Change to equity method of accounting from full consolidation due to admission of a 50% partner in Emporium, a retail project under development
Disposition of interest in Trowbridge, a supported-living community
2003	•	Increase in subordinated debt and other assets related to the consolidation of a secured borrowing.
2002	•	Property additions included in accounts payable

Operating Activities
Notes and accounts receivable	$(204)	$—	$—
Other assets	(16,016)	(29,000)	—
Accounts payable and accrued expenses	22,293	—	—

Total effect on operating activities	$6,073	$(29,000)	$—

Investing Activities
Investments in and advances to real estate affiliates	$19,709	$—	$—
Acquisition of completed rental properties	(227,902)	—	—
Property additions included in accounts payable	—	—	(43,941)
Accounts payable	—	—	43,941

Total effect on investing activities	$(208,193)	$—	$—

Financing Activities
Decrease in notes and loans payable	$(286)	$—	$—
Increase in long-term debt	—	29,000	—
Increase in nonrecourse mortgage debt	227,911	—	—
Decrease in minority interest	(25,505)	—	—

Total effect on financing activities	$202,120	$29,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

A. Summary of Significant Accounting Policies

Reclassification

     Certain prior years’ amounts in the accompanying financial statements have been reclassified to conform to the current year’s presentation. Effective February 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 144 “Accounting for the Impairment of Disposal of Long-Lived Assets”. As such, certain amounts presented have been reclassified for properties and segment disposed during the years ended January 31, 2004, 2003 and 2002.

     In addition, the Consolidated Statements of Earnings for the years ended January 31, 2004, 2003 and 2002 have been reclassified for the sale of three commercial and seven residential rental properties, and the Company’s Lumber Trading Group strategic business unit sold during 2004. The Consolidated Balance Sheets as of January 31, 2004 and 2003 have been reclassified for the held-for-sale assets and liabilities of Lumber Trading Group.

     The following table provides detail for those rental properties reported as discontinued operations during 2004 for the years ended January 31, 2004, 2003 and 2002.

Quarter/
Year
Property	Location	Sold

Commercial Group:
Flatbush Avenue	Brooklyn, New York	Q-3 2004
Pavilion	San Jose, California	Q-3 2004
Hunting Park	Philadelphia, Pennsylvania	Q-2 2004

Residential Group
Arboretum Place	Newport News, Virginia	Q-4 2004
Bridgewater	Hampton, Virginia	Q-4 2004
Colony Woods	Bellevue, Washington	Q-4 2004
Silver Hill	Newport News, Virginia	Q-4 2004
Trellis at Lee’s Mill	Newport News, Virginia	Q-4 2004
Regency Towers	Jackson, New Jersey	Q-3 2004
Woodlake	Silver Spring, Maryland	Q-1 2004

Nature of Business

     Forest City Enterprises, Inc. principally engages in the ownership, development, acquisition and management of commercial and residential real estate throughout the United States. The Company operates through three Strategic Business Units. The Commercial Group, the Company’s largest business unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office buildings, hotels and mixed-use projects. The Residential Group owns, develops, acquires, and operates residential rental property, including upscale and middle-market apartments, adaptive re-use developments and supported-living facilities. Real Estate Groups are the combined Commercial and Residential Groups. The Land Development Group acquires and sells both land and developed lots to residential, commercial and industrial customers. It also owns and develops land into master-planned communities and mixed-use projects. The Lumber Trading Group is a lumber wholesaler that was sold in November 2004 and is no longer considered a strategic business unit.

     Forest City Enterprises, Inc. has $5.9 billion in total assets in 20 states and the District of Columbia. The Company’s core markets include Boston, Denver, California, New York City, Philadelphia and Washington, D.C. The Company is headquartered in Cleveland, Ohio, where it has a significant concentration of real estate assets.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Forest City Enterprises, Inc., its wholly-owned subsidiaries and entities which it controls in accordance with Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries” and, for entities created since February 1, 2003, the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised.

     Variable interest entities (“VIE’s”) are entities in which equity investors do not have a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. In accordance with FIN

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

No. 46, we consolidate VIE’s created after January 31, 2003, of which we have a variable interest (or a combination of variable interests) that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, based on an assessment performed at the time we become involved with the entity. We reconsider this assessment only if the entity’s governing documents or the contractual arrangements among the parties involved change in a manner that changes the characteristics or adequacy of the entity’s equity investment at risk, some or all of the equity investment is returned to the investors and other parties become exposed to expected losses of the entity, the entity undertakes additional activities or acquires additional assets beyond those that were anticipated at inception or at the last reconsideration date that increase its expected losses, or the entity receives an additional equity investment that is at risk, or curtails or modifies its activities in a way that decreases its expected losses.

     For entities not deemed to be VIE’s and for VIE’s created before February 1, 2003, we consolidate those entities in which we own a majority of the voting securities or interests, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights, as discussed in Emerging Issues Task Force No. 96-16 and Statement of Position No. 78-9. Substantive participatory rights include the ability to select, terminate, and set compensation of the investee’s management, the ability to participate in capital and operating decisions of the investee (including budgets), in the ordinary course of business.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. Some of the critical estimates made by the Company include, but are not limited to, estimates of useful lives for long-lived assets, reserves for collection on accounts and notes receivable and other investments, and provisions for decline in real estate. Actual results could differ.

Restatement of Components of Shareholders’ Equity

     In 2001, Stapleton Land, purchased $75,000,000 in Tax Increment Financing (“TIF”) bonds and $70,000,000 in revenue bonds (for an aggregate of $145,000,000, collectively the “Bonds”) from the Park Creek Metropolitan District (the “District”). The Bonds were immediately sold to Lehman Brothers, Inc. (“Lehman”) and were subsequently acquired by a QSPE (the “Trust”), which in turn issued trust certificates to third parties. The District has a call option on the revenue bonds beginning in August 2004 and has a call option on the TIF bonds which began in August 2003 (see below). In the event the Bonds are not removed from the Trust, the Company has the obligation to repurchase the Bonds from the Trust. Upon removal of the Bonds from the Trust, Stapleton Land is entitled to the difference between the interest paid on the Bonds and the cumulative interest paid to the certificate holders less trustee fees, remarketing fees, and credit enhancement fees (the “Retained Interest”).

     The Company assessed its transfer of the Bonds to Lehman at inception and determined that it qualified for sale accounting treatment pursuant to the provisions of SFAS No. 140 because the Company did not maintain control over the Trust, and the Bonds were legally isolated from the Company’s creditors. In accordance with SFAS No. 140, no gain or loss was recognized on the sale of the Bonds to Lehman. At inception, the Retained Interest had no determinable fair value as the cash flows were not practical to estimate because of the uncertain nature of the tax base still under development. As a result, the Retained Interest was recorded at zero with all future income to be recorded under the cost recovery method. The Company separately assessed the obligation to redeem the Bonds from the Trust pursuant to the provisions of SFAS No. 140 and concluded the liability was not material. The original principal outstanding under the securitization structure described above was $145,000,000, which was not recorded on the Consolidated Balance Sheets.

     The Company has restated prior period financial statements for the year ended January 31, 2003 resulting from a correction of an error in the application of SFAS No. 140 related to the Retained Interest. Prior to the restatement, the Company did not record any amount for the Retained Interest. Pursuant to SFAS No. 140, the Company determined that the change in fair value, subsequent to the initial assessment of fair value at the inception of the Retained Interest should be recorded through OCI. This determination is based upon the fact that the fair value of cash flows from the Retained Interest should be accounted for as an available-for-sale security pursuant to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities.”

     The restatement had no impact on net earnings or related per share amounts for the year ended January 31, 2003. The restatement resulted in a decrease in the accumulated other comprehensive loss balance and an increase in the shareholders’ equity balance as of January 31, 2003 of $15,420,000 ($8,390,000 net of tax and minority interest).

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

The following table summarizes the restated balances presented in the Consolidated Statement of Shareholders’ Equity:

	Accumulated Other	Total
	Comprehensive Income (Loss)	Shareholders’ Equity
	(in thousands)
January 31, 2003:
As originally reported	$(8,722)	$705,972
As restated	$332	$714,362

     The Company will assess the fair value and adjusted amount of the retained interest through OCI on a quarterly basis. The Company recorded the fair value, net of tax and minority interest, of the retained interest in other assets in the Consolidated Balance Sheets. The following table summarizes the fair value of the retained interest:

	January 31, 2004	January 31, 2003
	(in thousands)
Fair value	$22,870	$15,420
Fair value, net of tax and minority interest	$12,442	$8,390

Fiscal Year

     The years 2003, 2002 and 2001 refer to the fiscal years ended January 31, 2004, 2003 and 2002, respectively.

Land Operations

     Land held for development or sale is stated at the lower of carrying amount or fair market value less cost to sell.

Recognition of Revenue

     Real Estate Sales - The Company recognizes gains on sales of real estate pursuant to the provisions of SFAS No. 66 “Accounting for Sales of Real Estate.” The specific timing of a sale is measured against various criteria in SFAS No. 66 related to the terms of the transaction and any continuing involvement in the form of management or financial assistance associated with the property. If the sales criteria are not met, the Company defers gain recognition and accounts for the continued operations of the property by applying the finance, installment or cost recovery methods, as appropriate, until the sales criteria are met.

     The Company follows the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” for the reporting of dispositions of operating properties. Pursuant to the definition of a component of an entity in SFAS No. 144, assuming no significant continuing involvement, all earnings of properties which have been sold or held for sale are reported as discontinued operations. The Company considers assets held for sale when the transaction has been approved by the appropriate level of management and there are no contingencies related to the sale that may prevent the transaction from closing. In most transactions, these contingencies are not satisfied until the actual closing and, accordingly, the property is not identified as held for sale until the closing actually occurs. However, each potential sale is evaluated based on its separate facts and circumstances.

     Leasing Operations - The Company enters into leases with tenants in its rental properties. The lease terms of tenants occupying space in the retail centers and office buildings range from 1 to 25 years, excluding leases with anchor tenants which typically run longer. Minimum rents are recognized on a straight-line basis over the term of the related leases. Overage rents are recognized as revenues when tenants’ sales exceed contractual amounts. Recoveries from tenants for taxes, insurance, and other commercial property operating expenses are recognized as revenues in the period the applicable costs are incurred. See Note L for further information on tenant reimbursements.

     Lumber Trading - The Lumber Trading Group sells to a large number of customers across many regions of North America. The Company fills customer orders either through the simultaneous purchase of products from various third parties with delivery directly to the customer, or from relieving its existing short-term inventory position of previously purchased lumber products. Revenue is recorded when title to the goods transfers to the customers. The Company has reclassified the operations of the Lumber Trading Group to discontinued operations.

     Construction - Revenue and profit on long-term fixed-price contracts are recorded using the percentage-of-completion method. On reimbursable cost-plus fee contracts, revenues are recorded in the amount of the accrued reimbursable costs plus proportionate fees at the time the costs are incurred. The Company currently has one long-term fixed-price arrangement in its Commercial Group segment to construct an approximate 1,100,000-square-foot office building in Brooklyn, New York.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

Recognition of Costs and Expenses

     Operating expenses primarily represent the recognition of operating costs, which are charged to operations as incurred, administrative expenses and taxes other than income taxes. Interest expense and real estate taxes during development and construction are capitalized as a part of the project cost.

     The Company provides an allowance for doubtful accounts against the portion of accounts or notes receivable that is estimated to be uncollectible. Such allowances are reviewed and updated quarterly for changes in expected collectibility.

     Depreciation is generally computed using the straight-line method over the estimated useful life of the asset. The estimated useful lives of buildings and first generation tenant allowances are primarily 50 years. Subsequent tenant improvements are amortized over the life of the tenant lease.

     Major improvements and tenant improvements are capitalized and expensed through depreciation charges. Repairs, maintenance and minor improvements are expensed as incurred.

     A variety of costs are incurred in the acquisition, development and leasing of properties. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. The Company’s capitalization policy on development properties is guided by SFAS No. 34 “Capitalization of Interest Cost” and SFAS No. 67 “Accounting for Costs and the Initial Rental Operations of Real Estate Properties”. The costs of land and buildings under development include specifically identifiable costs. The capitalized costs include pre-construction costs essential to the development of the property, development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. The Company considers a construction project as substantially completed and held available for occupancy upon the completion of tenant improvements, but no later than one year from cessation of major construction activity. The Company ceases capitalization on the portion substantially completed and occupied or held available for occupancy, and capitalizes only those costs associated with the portion under construction. Costs and accumulated depreciation applicable to assets retired or sold are eliminated from the respective accounts and any resulting gains or losses are reported in the Consolidated Statements of Earnings.

     The Company reviews its properties to determine if its carrying costs will be recovered from future operating cash flows whenever events or changes indicate that recoverability of long-lived assets may not be assured. In cases where the Company does not expect to recover its carrying costs, an impairment loss is recorded as a provision for decline in real estate.

Investments in Unconsolidated Entities

     The Company accounts for its investments in unconsolidated entities (included in Investments in and Advances to Real Estate Affiliates on the Consolidated Balance Sheets) using the equity method of accounting whereby the cost of an investment is adjusted for the Company’s share of income or loss from the date of acquisition, and reduced by distributions received. The income or loss for each unconsolidated entity is allocated in accordance with the provisions of the applicable operating agreements, which may differ from the ownership interest held by each investor. Differences between the Company’s carrying value of its investment in the unconsolidated entities and the Company’s underlying equity of such unconsolidated entities are amortized over the respective lives of the underlying assets or liabilities, as applicable. The Company records income or loss in certain unconsolidated entities based on the distribution priorities, which may change upon the achievement of certain return thresholds.

Allowance for Projects Under Development

     The Company records an allowance for development project write-offs for its Projects Under Development (included in Real Estate, at Cost on its Consolidated Balance Sheets). Specific projects are written off against this allowance when it is determined by management that the project will not be developed. The allowance is periodically adjusted based on the Company’s actual development project write-off history. These adjustments are recorded to Operating Expenses in the Company’s Consolidated Statements of Earnings.

Acquisition of Rental Properties

     Upon acquisition of rental property, the Company estimates the fair value of acquired tangible assets, consisting of land, building and improvements, and identified intangible assets and liabilities generally consisting of the fair value of (i) above and below market leases, (ii) in-place leases and (iii) tenant relationships. The Company allocates the purchase price to the assets acquired and liabilities assumed based on their relative fair values. In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence and marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

replacement costs net of depreciation, and available market information. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

Cash and Equivalents

     The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

     The Company maintains operating cash and reserve for replacement balances in financial institutions which, from time to time, may exceed Federally-insured limits. The Company periodically assesses the financial condition of these institutions and believes that the risk of loss is minimal.

Restricted Cash

     Restricted cash represents deposits with mortgage lenders for taxes and insurance, security deposits, capital replacement, improvement and operating reserves, bond funds and development and construction escrows.

Investments in Partnerships

     As is customary within the real estate industry, the Company invests in certain real estate projects through partnerships. The Company provides funding for certain of its partners’ equity contributions. Such advances are interest-bearing or entitle the Company to a preference on property cash flows and are included in “Investments in and Advances to Real Estate Affiliates” in the accompanying Consolidated Balance Sheets.

Inventories

     The lumber trading inventories are stated at the lower of cost or market. Inventory cost is determined by specific identification and average cost methods. Inventories have been reclassified to assets held-for-sale in the Consolidated Balance Sheets.

Other Assets

     Included in Other Assets are costs incurred in connection with obtaining financing which are deferred and amortized on a straight-line basis, which approximates the effective interest method, over the life of the related debt. The amortization of these costs was $10,628,000, $8,744,000 and $6,556,000 for the years ended January 31, 2004, 2003 and 2002, respectively, and is included as depreciation and amortization in the consolidated statements of Earnings. Costs incurred in connection with leasing space to tenants are also included in Other Assets and are deferred and amortized using the straight line method over the lives of the related leases.

     Investments in securities classified as available-for-sale are reflected in Other Assets at market value with the unrealized gains or losses reflected as Accumulated Other Comprehensive Income (Loss) in Shareholders’ Equity.

Other Comprehensive Income

     Net unrealized gain or loss on securities, net of tax, is included in Other Comprehensive Income and represents the difference between the market value of investments in unaffiliated companies that are available for sale at the balance sheet date and the Company’s cost. Also included in Other Comprehensive Income are unrealized gains and losses, net of tax, on the effective portions of derivative instruments designated and qualified as cash flow hedges.

Fair Value of Financial Instruments

     The Company estimates the fair value of its debt instruments by discounting future cash payments at interest rates that the Company believes approximates the current market. The carrying amount of the Company’s total fixed-rate debt at January 31, 2004 was $2,876,281,000 compared to an estimated fair value of $2,931,799,000.

     The Company estimates the fair value of its hedging instruments based on interest rate market pricing models. At January 31, 2004 and 2003, LIBOR interest rate caps and Treasury options were reported at their fair value of approximately $2,528,000 and $753,000, respectively, in Other Assets in the Consolidated Balance Sheets. The fair value of interest rate swap and floor agreements at January 31, 2004 and 2003 is an unrealized loss of approximately $9,491,000 and $3,399,000, respectively, and is included in Accounts Payable and Accrued Expenses in the Consolidated Balance Sheets. The fair value of interest rate swap and floor arrangements at January 31, 2004 and 2003 for the Lumber Trading Group is an unrealized loss of approximately $51,000 and $941,000, respectively, and is included in Account Payable and Accrued Expenses in the Consolidated Balance Sheets.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

Accounting for Derivative Instruments and Hedging Activities

     The Company generally maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned decreases in earnings and cash flow that may be caused by interest rate volatility. Derivative instruments that are used as part of the Company’s strategy include interest rate swaps and option contracts that have indices related to the pricing of specific balance sheet liabilities. The Company enters into interest rate swaps to convert certain floating-rate debt to fixed-rate long-term debt, and vice-versa, depending on market conditions. Option products utilized include interest rate caps, floors and Treasury options. The use of these option products is consistent with the Company’s risk management objective to reduce or eliminate exposure to variability in future cash flows attributable to changes in the Treasury rate relating to forecasted financings, and the variability in cash flows attributable to increases relating to interest payments on its floating-rate debt. The caps and floors have typical durations ranging from one to three years while the Treasury options are for periods of five to 10 years. The Company also enters into interest rate swap agreements for hedging purposes for periods that are generally one to five years.

     The principal credit risk to the Company through its interest rate risk management strategy is the potential inability of the financial institution from which the derivative financial instruments were purchased to cover all of its obligations. If a counterparty fails to fulfill its performance obligations under a derivative contract, the Company’s credit risk will equal the fair-value gain in a derivative. To mitigate this exposure, the Company purchases its derivative financial instruments from either the institution that holds the debt or from institutions with a minimum A- credit rating.

     Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS Nos. 137 and 138, which requires companies to record derivatives on the balance sheet as assets or liabilities measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company uses derivative instruments to protect against the risk of adverse price or interest rate movements on the value of certain firm commitments and liabilities or on future cash flows. On February 1, 2001, the Company adopted SFAS No. 133, and at that time, designated the derivative instruments in accordance with the requirements of the new standard. On February 1, 2001, the after-tax impact, net of minority interest, of the transition amounts of the derivative instruments resulted in a reduction of net income and other comprehensive income of approximately $1,200,000 and $7,800,000, respectively. The transition adjustments are presented as cumulative effect adjustments, as described in Accounting Principles Board Opinion (APBO) No. 20 “Accounting Changes” in the 2001 consolidated financial statements. The transition amounts were determined based on the interpretive guidance issued by the FASB to date. The FASB continues to issue interpretive guidance that could require changes in the Company’s application of the standard and may increase or decrease reported net income and shareholders’ equity prospectively, depending on future levels of interest rates and other variables affecting the fair values of derivative instruments and hedged items, but will have no effect on the Consolidated Statements of Cash Flows.

     All derivatives are reported in the Consolidated Balance Sheets at their fair value. On the date that the Company enters into a derivative contract, it designates the derivative as a hedge of a forecasted transaction or the variability of cash flows that are to be paid in connection with a recognized or forecasted liability (a “cash flow hedge”), or to convert certain fixed-rate long-term debt to floating-rate debt (a “fair value hedge”). The effective portion of the change in fair value of a derivative that is designated and qualifies as a cash flow hedge is recorded in other comprehensive income until earnings are affected by the variability of cash flows of the hedged transaction. The ineffective portion of all hedges is recognized in current-period earnings as interest expense in the Consolidated Statements of Earnings.

     On August 1, 2001, the Company began assessing hedge effectiveness based on the total changes in cash flows on its interest rate caps and Treasury options as described by the Derivative Implementation Group (DIG) Issue G20, Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge. Accordingly, the Company has elected to record in Other Comprehensive Income (Loss) all of the subsequent changes in the fair value, including the changes in the option’s time value. Gains or losses on interest rate caps used to hedge interest rate risk on variable-rate debt will be reclassified out of Accumulated Other Comprehensive Income (Loss) into earnings when the forecasted transaction occurs using the “caplet” methodology. Gains or losses on Treasury options used to hedge the interest rate risk associated with the anticipated issuance of fixed-rate debt will be reclassified from Accumulated Other Comprehensive Income (Loss) into earnings over the term of the debt, based on an effective-yield method.

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company also formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the fair value or cash flows of hedged items and whether those derivatives may be expected to remain highly effective in future periods.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

     The Company discontinues hedge accounting prospectively when (1) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative expires or is sold, terminated, or exercised; (3) it is no longer probable that the forecasted transaction will occur; or (4) management determines that designating the derivative as a hedging instrument is no longer appropriate.
     When the Company discontinues hedge accounting because it is no longer probable that the forecasted transaction will occur in the originally expected period, the gain or loss on the derivative remains in accumulated other comprehensive income and is reclassified into earnings when the forecasted transaction affects earnings. However, if it is probable that a forecasted transaction will not occur by the end of the originally specified time period or within an additional two-month period of time thereafter, the gains and losses that were accumulated in other comprehensive income will be recognized immediately in earnings. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Company will report the derivative at its fair value in the Consolidated Balance Sheets, recognizing changes in the fair value in current-period earnings.
     For the years ended January 31, 2004 and 2003, the Company recorded approximately $631,000 and $217,000, respectively, as interest expense in the Consolidated Statements of Earnings, which represented the total ineffectiveness of all cash flow hedges. The amount of hedge ineffectiveness relating to hedges designated and qualifying as fair value hedges was not material. The amount of net derivative losses reclassified into earnings from other comprehensive income as a result of forecasted transactions that did not occur by the end of the originally specified time period or within an additional two-month period of time thereafter was $-0- and $738,000 for the years ended January 31, 2004 and 2003, respectively. As of January 31, 2004, the Company expects that within the next twelve months it will reclassify amounts recorded in accumulated other comprehensive income into earnings as interest expense of approximately $2,982,000, net of tax.

Income Taxes
     Deferred tax assets and liabilities reflect the tax consequences on future years of differences between the tax and financial statement basis of assets and liabilities at year end. The Company has recognized the benefits of its tax loss carryforward and general business tax credits which it expects to use as a reduction of the deferred tax expense.

Stock-Based Compensation
     The Company follows APBO No. 25, “Accounting for Stock Issued to Employees,” and related interpretations to account for stock-based compensation. As such, compensation cost for stock options is measured using the intrinsic value method, that is the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount the employee is required to pay for the stock.
     The Company accounts for stock-based employee compensation under the recognition and measurement principles of APBO No. 25 and related interpretations. All options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant, therefore, no stock-based employee compensation costs have been reflected in net earnings for stock options. Stock-based compensation costs, net of tax, relating to restricted stock awards were charged to net earnings in the amount of $723,000, $553,000 and $321,000 during the years ended January 31, 2004, 2003 and 2002, respectively. While these amounts were computed under APBO No. 25, they are equal to the fair value based amounts as computed under SFAS No. 123 “Accounting for Stock-Based Compensation.” The following table illustrates the effect on net earnings and earnings per share if the Company had also applied the fair value recognition provisions of SFAS No. 123 to stock options.

	Years Ended January 31,
	2004	2003	2002
Net earnings (in thousands)
As reported	$42,669	$48,831	$103,029
Deduct stock-based employee compensation expense for stock options determined under the fair value based method, net of related tax effect	(3,354)	(2,574)	(3,376)

Pro forma	$39,315	$46,257	$99,653

Basic earnings per share
As reported	$.86	$.98	$2.20
Pro forma	$.79	$.93	$2.13
Diluted earnings per share
As reported	$.84	$.97	$2.17
Pro forma	$.78	$.92	$2.11

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

Capital Stock

     The Company paid a three-for-two common stock split of both the Company’s Class A and Class B common stock on November 14, 2001 effected as a stock dividend. The stock split was given retroactive effect to the beginning of the earliest period presented in the accompanying Consolidated Statements of Shareholders’ Equity. All share and per share data included in this annual report, including stock option plan information, have been restated to reflect the stock split.

     On September 28, 2001, the Company sold to the public 3,900,000 shares of Class A common stock for $32.23 per share. The offering generated net proceeds of $117,663,000 of which $104,000,000 was used to reduce borrowings under the revolving credit facility.

Earnings Per Share

     Basic earnings per share is computed by dividing net earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilutive effect of the Company’s stock option plan by adjusting the denominator using the treasury stock method. The sum of the four quarters’ earnings per share may not equal the annual earnings per share due to the weighting of stock and option activity occurring during the year. All earnings per share disclosures appearing in these financial statements were computed assuming dilution unless otherwise indicated. Further, as discussed above, on November 14, 2001 the Company paid a three-for-two stock split effected as a stock dividend. All share and per share information presented in this report for periods prior to the stock split have been adjusted to reflect that stock split.

New Accounting Standards

     In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” (SFAS No. 148). This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 “Accounting for Stock-Based Compensation” to require prominent disclosures in both annual and quarterly financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation is effective for the Company for the fiscal year ended January 31, 2004. The new requirements for quarterly disclosure were effective for the quarter ended April 30, 2003. The Company will continue to apply APBO No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock-based employee compensation and does not expect SFAS No. 148 to have a material impact on the Company’s financial position, results of operations or cash flows.

     In January 2003, the FASB issued FASB Interpretation No. 46 (FIN No. 46), “Consolidation of Variable Interest Entities.” In December 2003, the FASB published a revision to the interpretation (FIN No. 46(R)) to clarify some of the provisions of FIN No. 46 and to exempt certain entities from its requirements. The objective of this interpretation is to provide guidance on how to identify a variable interest entity (VIE) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE are to be included in the consolidated financial statements. A company that holds a variable interest in an entity will consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The disclosure provisions of this Interpretation became effective upon issuance. The consolidation requirements of this Interpretation apply immediately to VIE’s created after January 31, 2003 and no later than the end of the first fiscal year or interim period ending after March 15, 2004 for public companies with non-special purpose entities that were created prior to February 1, 2003. The Company will implement FIN No. 46(R) on February 1, 2004. As a result of the implementation of FIN No. 46(R), 16 properties (11 Residential, three Commercial, and two Land) currently accounted for on the equity method of accounting will switch to full consolidation. Seven properties (one Commercial and six Residential) currently accounted for on the cost method will switch to full consolidation. Five Residential properties will be deconsolidated. If FIN No. 46(R) would have been implemented by January 31, 2004, total assets and total liabilities would have increased approximately $700,000,000. Upon adoption of FIN No. 46(R) the Company expects to record a cumulative effect of change in accounting principle adjustment of approximately $8,000,000 (pre-tax) which will reduce Net Earnings and Shareholders’ Equity. The Company believes its maximum exposure to loss as a result of its involvement with these VIE’s is limited to the value of its investment in these VIE’s.

     In April 2003, the FASB issued SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (SFAS No. 149). This statement amends and clarifies financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.”

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

A. Summary of Significant Accounting Policies (continued)

     This statement is effective for certain contracts entered into or modified after June 30, 2003 and for certain hedging relationships designated after June 30, 2003. This statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

     In March 2003, the Emerging Issues Task Force (EITF) issued EITF No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (EITF No. 00-21). This issue addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. This issue is effective for revenue arrangements entered into by the Company subsequent to January 31, 2004. The Company does not expect this statement to have a current material impact on the Company’s financial position, results of operations or cash flows.

     In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (SFAS 150). This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The minority interests associated with certain of the Company’s consolidated joint ventures that have finite lives under the terms of the agreements represent mandatorily redeemable interests as defined in SFAS 150. On November 7, 2003, the FASB indefinitely deferred the effective date of paragraphs nine and ten of SFAS 150 as they apply to mandatorily redeemable noncontrolling interests in order to address a number of interpretation and implementation issues. However, the disclosure provisions of SFAS 150 are still required. Although no such obligation exists, if the Company were to dissolve the entities or sell the underlying real estate assets and satisfy any outstanding obligations, in all of its consolidated finite life entities as of January 31, 2004, the estimated aggregate settlement value of these noncontrolling interests would approximate book value due to the Company’s preferred returns upon settlement. The Company’s assessment of the settlement value is based on the estimated liquidation values of the assets and liabilities and the resulting proceeds that the Company would distribute to its noncontrolling interests, as required under the terms of the respective agreements. While additional guidance from the FASB relating to noncontrolling interests in consolidated finite life partnerships is pending, the Company does not expect the remainder of this statement to have an immediate material impact on the Company’s financial position, results of operations or cash flows.

B. Notes and Accounts Receivable, Net

     The components of notes and accounts receivable, net are as follows.

	January 31,
	2004	2003
	(in thousands)
Real estate sales	23,221	6,718
Syndication activities	53,102	60,339
Straight-line rent receivable from tenants	67,579	49,504
Receivables from tenants	17,335	15,303
Other receivables	83,708	84,074

	$244,945	$215,938

Allowance for doubtful accounts	(27,687)	(30,014)

Notes and Accounts Receivable, Net	$217,258	$185,924

Weighted average interest rate	5.85%	7.37%

Total Notes Receivable included above	$61,633	$61,922
Due within one year	$22,595	$21,567

Lumber Trading Group

     Lumber Trading Group previously had a three-year securitization agreement, under which it was selling an undivided interest in a pool of receivables up to a maximum of $88,627,000 to a large financial institution. This securitization facility, which had an outstanding balance of $41,000,000 at January 31, 2003, was repaid in full on October 15, 2003 using borrowing under the credit facility in place prior to October 23, 2003 and was not replaced. At the time of repayment this securitization facility had a balance of $55,000,000.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

B. Notes and Accounts Receivable, Net (continued)

Reduction of Reserves on Notes Receivable and Recognition of Contingent Interest Income

     The Company, through its Residential Group, is the 1% general partner in 22 Federally Subsidized housing projects owned by syndicated partnerships. Upon formation of these partnerships approximately 20 years ago, the Company received interest-bearing notes receivable as consideration for development and other fee services. At their inception, these notes were fully reserved as their collection was doubtful based on the limited cash flows generated by the properties pursuant to their government subsidy contracts. Likewise, a reserve for the related accrued interest was established each year.

     During the years ended January 31, 2004 and 2003, 14 of these properties completed a series of events that led to the reduction of a portion of these reserves. The first event was the modification or expiration of the government contracts that now allow for market rate apartment rentals, which provide a significant increase in expected future cash flows. This, in turn, increased the appraised values of these properties and in some instances, resulted in a settlement with the limited partners to obtain their ownership share of these properties in exchange for the balance of the notes and related accrued interest. As a result, the Company determined that the collection of a portion of these notes receivable and related accrued interest is now probable. For the years ended January 31, 2004, 2003 and 2002, reductions of $4,785,000, $4,627,000 and $24,620,000, respectively, are included in income in the Consolidated Statements of Earnings. The Company will continue to review the level of reserves against these notes receivable in relation to events that could change expected future cash flows from these properties. At January 31, 2004 and 2003, $11,223,000 and $9,268,000, respectively, were included in reserves for principal and interest on these notes receivable.

     In addition, during the year ended January 31, 2004, the Company recognized $5,300,000 in interest income on an unreserved note receivable from one of these 20 properties, representing participation proceeds from the sale of the property.

     Millender Center — In addition to the notes receivable discussed above the Company owns a 4% general partnership interest in Millender Center (the “Project”), a mixed-use apartment, retail and hotel project located in downtown Detroit, Michigan, and loaned $14,775,000 to the 99% limited partners in 1985, as evidenced by a note. A full reserve against the note and accrued interest was recorded in 1995 when the Company determined that collection was doubtful due to the operating performance of the Project at that time.

     In October 1998, the Project entered into a lease agreement with General Motors (“GM”) whereby the Project, except for the apartments, is leased to GM through 2010, when it is expected that GM will exercise a purchase option. This lease arrangement, coupled with the resurgence of downtown Detroit’s economy as a result of GM’s relocation of its corporate headquarters to a location adjacent to the Project and the entry of gaming, has significantly improved the operating performance of the Project. At the same time, the note was restructured with the limited partners to extend the term from December 31, 2000 to December 31, 2022. The Company believes that the current and anticipated improved performance of the Project supports its assessment that the original principal of the note is now fully collectible.

     During the years ended January 31, 2004, 2003 and 2002, the Company reduced $5,633,000, $690,000 and $1,715,000, respectively, of the reserve recorded against interest receivable from Millender Center. The reductions of this reserve were primarily the result of increased cash flow projections due to the extension of the Project’s tax advantaged bonds. The recorded balance of the note was $20,385,000 and $15,284,000 at January 31, 2004 and 2003, respectively. As of January 31, 2004 and 2003, $5,382,000 and $11,015,000, respectively, remained as a reserve for accrued interest.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

C. Investments in and Advances to Real Estate Affiliates

     Included in Investments in and Advances to Real Estate Affiliates are unconsolidated investments in entities which the Company does not control and which are accounted for on the equity method as well as advances to other partners. Summarized financial information for the equity method investments is as follows.

	January 31,
	2004	2003
	(in thousands)
Balance Sheet:
Completed rental properties	$2,375,832	$2,384,920
Projects under development	263,687	307,566
Land held for development or sale	104,851	85,663
Accumulated depreciation	(499,297)	(484,845)
Other assets	246,268	278,024

Total assets	$2,491,341	$2,571,328

Mortgage debt, nonrecourse	$2,153,443	$2,226,384
Advances from general partner	1,385	18,355
Other liabilities	166,907	166,286
Partners’ equity	169,606	160,303

Total Liabilities and Partners’ Equity	$2,491,341	$2,571,328

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Operations:
Revenues	$565,754	$543,618	$530,396
Operating expenses	(305,792)	(295,142)	(283,570)
Interest expense	(132,062)	(133,231)	(119,061)
Depreciation and amortization	(78,615)	(68,724)	(72,241)
Interest income	952	1,094	(10,531)
Provision for decline in real estate	(4,621)	—	—
(Loss) gain on disposition of operating properties.	(3,573)	—	12,392
Cumulative effect of change in accounting principle	—	—	(343)

Net Earnings (pre-tax)	42,043	47,615	57,042

Company’s portion of Net Earnings (pre-tax)	$31,751	$38,684	$48,326

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

C. Investments in and Advances to Real Estate Affiliates (continued)

     Following is a reconciliation of partners’ equity to the company’s carrying value in the accompanying Consolidated Balance Sheets:

	January 31,
	2004	2003
	(in thousands)

Partners’ equity, as above	$169,606	$160,303
Equity of other partners	51,567	30,178

Company’s investment in partnerships	118,039	130,125
Advances to partnerships, as above	1,385	18,355
Advances to other real estate affiliates (1)	313,160	340,725

Investments in and Advances to Real Estate Affiliates	$432,584	$489,205

(1)	As is customary within the real estate industry, the Company invests in certain real estate projects through partnerships. The Company provides funding for certain of its partners’ equity contributions for the development and construction of real estate projects. The most significant partnership for which the Company provides funding relates to Forest City Ratner Companies, representing the Commercial Group’s New York City office operations. The Company consolidates its investments in these projects. The Company’s partner is the President and Chief Executive Officer of Forest City Ratner Companies and is the first cousin to four executive officers of the Company. At January 31, 2004 and 2003, amounts advanced in the normal course of business for development and construction of real estate projects on behalf of this partner collateralized by this partnership interest were $114,164 and $98,264, respectively, of the $313,160 and $340,725 presented above for “Advances to other real estate affiliates.” These advances entitle the Company to a preferred return on and of the outstanding balances, which are payable from cash flows of each respective property.

     FIN No. 46(R) Implementation — The Company plans to implement FIN No. 46(R) February 1, 2004. As a result of the implementation of FIN No. 46(R), 16 properties (11 Residential, three Commercial, and two Land) currently accounted for on the equity method of accounting will switch to full consolidation. Seven properties (one Commercial and six Residential) currently accounted for on the cost method will switch to full consolidation. Five Residential properties will be deconsolidated. If FIN No. 46(R) would have been implemented by January 31, 2004, total assets and total liabilities would have increased approximately $700,000,000. Upon adoption of FIN No. 46(R) the Company expects to record a cumulative effect of change in accounting principle adjustment of approximately $8,000,000 (pre-tax) which will reduce Net Earnings and Shareholders’ Equity. The Company believes its maximum exposure to loss as a result of its involvement with these VIE’s is limited to the value of its investment in these VIE’s.

D. Other Assets

     Included in other assets are costs incurred in connection with obtaining financing which are deferred and amortized over the life of the related debt. Costs incurred in connection with leasing space to tenants are also included in other assets and are deferred and amortized using the straight-line method over the lives of the related leases.

	January 31,
	2004	2003
	(in thousands)

Unamortized costs, net	$174,432	$112,290
Prepaid expenses and other	110,991	56,743

	$285,423	$169,033

E. Accounts Payable and Accrued Expenses

     Included in accounts payable and accrued expenses at January 31, 2004 and 2003 are book overdrafts of approximately $12,903,000 and $31,189,000, respectively. The overdrafts are a result of the Company’s cash management program and represent checks issued but not yet presented to a bank for collection.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

F. Notes Payable

     Notes payable, composed of notes due to lenders other than banks at January 31, 2004 and 2003, are $86,030,000 and $77,297,000, respectively. The weighted average interest rate at January 31, 2004 and 2003 are 6.87% and 7.44%, respectively.

     The following table summarizes interest incurred and paid on notes payable.

Years Ended January 31,	Incurred	Paid
	(in thousands)
2004	$4,409	$1,717
2003	$4,211	$1,792
2002	$3,034	$2,842

G. Mortgage Debt, Nonrecourse

     Mortgage debt, which is collateralized by completed rental properties, projects under development and undeveloped land, is as follows.

	January 31,		January 31,
	2004		2003
	Amount	Rate(1)	Amount	Rate(1)
	(dollars in thousands)
Fixed	$2,480,223	6.91%	$2,030,035	7.16%
Variable
Taxable (2)	757,406	4.18%	805,574	4.67%
Tax-Exempt	320,890	1.95%	105,000	2.25%
UDAG	75,658	2.03%	75,498	2.00%

	$3,634,177	5.80%	$3,016,107	6.20%

(1) Reflects weighted average interest rates including both the base index and lender margin.
(2) Taxable variable-rate debt of $757,406 as of January 31, 2004 is protected with LIBOR swaps and caps described below. These LIBOR-based hedges protect the current debt outstanding as well as the anticipated increase in debt outstanding for projects currently under development or anticipated to be under development during the year ending January 31, 2005.

     On January 31, 2004, the composition of nonrecourse mortgage debt (included in the figures above) related to projects under development is as follows (in thousands).

Amount
(in thousands)
Variable
Taxable	$139,246
Tax-Exempt	130,550
Fixed	31,210

Total	$301,006

Commitment from lenders	$571,001

     The Company generally borrows funds for development and construction projects with maturities of two to five years utilizing variable-rate financing. Upon opening and achieving stabilized operations, the Company generally pursues long-term fixed-rate financing.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

G. Mortgage Debt, Nonrecourse (continued)

     The Company has purchased London Interbank Offered Rate (“LIBOR”) interest rate hedges for its nonrecourse mortgage debt portfolio as follows:

	Caps		Swaps(1)
		Average		Average
Period Covered	Amount	Rate	Amount	Rate
		(dollars in thousands)
02/01/04-02/01/05(2)	$785,771	5.18%	$523,387	2.63%
02/01/05-02/01/06	592,256	5.83%	336,134	3.38%
02/01/06-02/01/07	90,953	7.58%	395,605	3.50%
02/01/07-02/01/08	88,493	7.58%	142,733	4.09%

(1) Swaps include long-term LIBOR contracts that have an average maturity greater than six months.
(2) These LIBOR-based hedges as of February 1, 2004 protect the debt currently outstanding as well as the anticipated increase in debt outstanding for projects under development or anticipated to be under development during the year ending January 31, 2005.

     The Urban Development Action Grants and other subsidized loans bear interest at rates which are below prevailing historical commercial lending rates and are granted to the Company by government agencies as an inducement to develop real estate in targeted areas. A right to participate by the local government in the future cash flows of the project is generally a condition of these loans. Participation in annual cash flows generated from operations is recognized as an expense in the period earned. Participation in appreciation and cash flows resulting from a sale or refinancing is recorded as an expense at the time of the sale or is capitalized as additional basis and amortized if amounts are paid prior to the disposition of the property.

     The Company is engaged in discussions with its current lenders and is actively pursuing new lenders to extend and refinance maturing mortgage debt. As of January 31, 2004, the composition of mortgage debt maturities (including scheduled amortization and balloon payments) along with refinancing commitments and extension options for the next five years is as follows.

	Total	Scheduled		Committed	Extension	Net
Years Ending January 31,	Maturities	Amortization	Ballons	Refinancings	Options	Balloons
			(in thousands)
2005	$337,191	$74,209	$262,982	$34,608	$110,867	$117,507
2006	$297,068	$73,774	$223,294	$—	$65,387	$157,907
2007	$719,456	$58,870	$660,586	$—	$267,001	$393,585
2008	$155,178	$59,661	$95,517	$—	$—	$95,517
2009	$266,163	$57,640	$208,523	$—	$—	$208,523

     The following table summarizes interest incurred and paid on mortgage debt, nonrecourse.

Years Ended January 31,	Incurred	Paid
	(in thousands)
2004	$194,590	$188,315
2003	$171,857	$169,990
2002	$174,571	$176,027

H. Long-Term Credit Facility

     The $350,000,000 long-term credit facility became effective on March 5, 2002, includes a $100,000,000 term loan and a $250,000,000 revolving line of credit. Outstanding balances are as follows:

	January 31,
	2004	2003
	(in thousands)
Term loan	$56,250	$81,250
Revolving credit loans	—	54,000

Total	$56,250	$135,250

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

H. Long-Term Credit Facility (continued)

     The January 31, 2004 balance of $56,250,000 was paid in full on February 10, 2004 with a portion of the net proceeds from the $100,000,000 Senior Note offering (Note I). The revolving credit facility was scheduled to mature in March 2006 and allowed for up to a combined amount of $40,000,000 in outstanding letters of credit or surety bonds ($33,939,000 and $26,788,000 in letters of credit and $-0- surety bonds outstanding at January 31, 2004 and 2003, respectively). Quarterly principal payments of $6,250,000 on the term loan commenced July 1, 2002.

     Effective March 22, 2004, the Company increased its long-term credit facility to $450,000,000. The credit facility now includes a $450,000,000 revolving line of credit (with no term loan) that will mature in March 2007. The revolving line of credit allows up to a combined amount of $50,000,000 in outstanding letters of credit or surety bonds and has terms comparable to the previous credit facility.

     The long-term credit facility provides, among other things, for: 1) at our election, interest rates of 2.125% over LIBOR of 1/2% over the prime rate (the last $50,000,000 of borrowings under the revolving loans bears interest at 2.75% over LIBOR or 3/4% over the prime rate); 2) maintenance of debt service coverage ratios and specified levels of net worth and cash flow (as defined in the credit facility); and 3) restrictions on dividend payments and stock repurchases. At January 31, 2004, retained earnings of $5,040,000 were available for payment of dividends. On March 5, 2004, the anniversary date of the long-term credit facility, this amount was reset to $20,000,000. Under the new agreement this limitation will be reset each March 22, to $30,000,000.

     In order to mitigate the short-term variable interest rate risk on our long-term credit facility, we have purchased $147,882,000 of 5.00% LIBOR interest rate caps that mature on August 1, 2004.

     Interest incurred and paid on the long-term credit facility was as follows:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Interest incurred	$4,645	$7,033	$10,969
Interest paid	$4,386	$6,430	$11,540

I. Senior and Subordinated Debt

     On May 19, 2003, the Company issued $300,000,000 of 7.625% senior notes due June 1, 2015, in a public offering under its shelf registration statement. Accrued interest is payable semi-annually on December 1 and June 1. $208,500,000 of the proceeds from this offering were used to redeem all of the outstanding 8.5% senior notes originally due in 2008 at a redemption price equal to 104.25%. The remainder of the proceeds were used for offering costs of $8,151,000, to repay $73,000,000 outstanding under the revolver portion of the long-term credit facility and for general working capital purposes. These senior notes are unsecured senior obligations of the Company and rank equally with all existing and future unsecured indebtedness; however, they are subordinated to all existing and future secured indebtedness and other liabilities of the Company’s subsidiaries, including the long-term credit facility. The indenture contains covenants providing, among other things, limitations on incurring additional debt and payment of dividends.

     These senior notes may be redeemed by the Company, at any time on or after June 1, 2008 at redemption prices beginning at 103.813% for the year beginning June 1, 2008 and systematically reduced to 100% in years thereafter. However, if the Company completes one or more public equity offerings prior to June 1, 2006, up to 35% of the original principal amount of the notes may be redeemed using all or a portion of the net proceeds within 75 days of the completion of the public equity offering at 107.625% of the principal amount of the notes.

     In May 2003, we purchased $29,000,000 of subordinate tax revenue bonds that were contemporaneously transferred to a custodian, which in turn issued custodial receipts that represent ownership in the bonds to unrelated third parties. We evaluated the transfer pursuant to the provisions of SFAS No. 140 and have determined that the transfer does not qualify for sale accounting treatment principally because we have guaranteed the payment of principal and interest in the unlikely event that there is insufficient tax revenue to support the bonds when the custodial receipts are subject to mandatory tender on December 1, 2013. As such, the book value (which approximates amortized cost) of the bonds was recorded as a secured borrowing with a liability reported as senior and subordinated debt and held-to-maturity securities reported as other assets in the Consolidated Balance Sheet. We do not participate and therefore do not report any cash flows related to this borrowing.

     In November 2000, the Company issued $20,400,000 of redevelopment bonds in a private placement. The bonds bear interest at 8.25% and are due September 15, 2010. Interest is payable semi-annually on March 15 and September 15. This debt is unsecured and subordinated to the senior notes and the revolving credit facility. Financial covenants associated with this debt are similar to that of the senior notes. The Company may purchase from time to time, our senior notes on the open market.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

I. Senior and Subordinated Debt (continued)

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Interest incurred	$24,118	$18,683	$18,591
Interest paid	$26,822	$18,683	$18,194

     On May 24, 2002, the Company, along with its wholly-owned subsidiaries Forest City Enterprises Capital Trust I (Trust I) and Forest City Capital Trust II (Trust II), filed an amended shelf registration statement with the Securities and Exchange Commission. This registered an undetermined number of shares of the preferred securities of Trust I and II along with the guarantee by the Company of the preferred securities. No securities have been issued by Trusts I and II to date. These securities, if issued, will be the sole assets of the Trusts.

     On February 10, 2004, the Company issued $100,000,000 of 7.375% senior notes due February 1, 2034, in a public offering. Accrued interest is payable quarterly on February 1, May 1, August 1 and November 1. A portion of the net proceeds from this offering were used to pay off the outstanding balance of $56,250,000 under the long-term credit facility (Note H). The senior notes are unsecured senior obligations of the Company and rank equally with all existing and future unsecured indebtedness; however, they are subordinated to all existing and future secured indebtedness and other liabilities of the Company’s subsidiaries, including the long-term credit facility. The indenture contains covenants providing, among other things, limitations on incurring additional debt and payment of dividends. These notes may be redeemed by the Company, in whole or in part, at any time on or after February 10, 2009 at a redemption price equal to 100% of their principal amount plus accrued interest.

     Consolidated Interest

     The following table summarizes interest incurred, capitalized and paid on all forms of indebtedness (included in Notes F, G, H, I and P).

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Interest incurred	$219,093	$193,636	$194,466
Interest capitalized	(32,941)	(30,212)	(31,716)

Net interest expense	$186,152	$163,424	$162,750

Interest paid	$224,615	$199,607	$211,806

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

J. Income Taxes

     The income tax provision related to continuing operations consists of the following:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Current
Federal	$(6,188)	$1,996	$(6,628)
Foreign	—	—	—
State	(58)	1,020	757

	(6,246)	3,016	(5,871)

Deferred
Federal	24,762	22,010	51,601
Foreign	—	—	—
State	5,441	4,892	11,918

	30,203	26,902	63,519

Total provision	$23,957	$29,918	$57,648

     The effective tax rate for income taxes varies from the federal statutory rate of 35% due to the following items:

	Years Ended January 31,
	2004	2003	2002
	(in thousands)
Financial statement of earnings before income taxes, after minority interest	$57,791	$71,414	$153,629
Income taxes computed at the statutory rate	$20,227	$24,995	$53,770
Increase (decrease) in tax resulting from:
State taxes. Net of federal benefit	3,238	4,057	7,133
General Business Credits	(657)	(971)	(4,851)
Valuation allowance	(6)	(549)	(482)
Other items	1,155	2,386	2,078

Total provision	$23,957	$29,918	$57,648

Effective tax rate	41.45%	41.89%	37.52%
The components of the deferred tax provision for continuing operations are as follows:
Excess of tax over financial statement depreciation and amortization	$10,998	$11,424	$10,910
Cancellation of debt	—	—	(570)
Gains deferred for tax purposes	— (1)	— (1)	34,918
Costs on land and rental properties under development expenses for tax purposes	4,539	4,362	5,730
Revenues and expenses recognized in different periods for tax and financial statement purposes	7,244	1,667	8,667
Difference between tax and financial statements related to unconsolidated entities	7,916	8,984	3,587
Provision for decline in real estate	(155)	(2,877)	(802)
Deferred state taxes, net of federal benefit	3,660	4,479	6,833
(Benefit) utilization of tax loss carryforward excluding effect of stock options	(5,235)	4,529	(2,048)
Valuation allowance	(6)	(549)	(492)
General Business Credits	(657)	(1,148)	(4,851)
Alternative Minimum Tax credits	1,899	(3,969)	1,637

Deferred provision	$30,203	$26,902	$63,519

(1)  Gain on dispositions that were structured as tax-deferred exchanges have been reported in Note P — Discontinued Operations in the Consolidated Statement of Earnings for the years ended January 31, 2004 and 2003.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

J. Income Taxes (continued)

     The components of the deferred income tax liability are as follows.

	January 31,
	Temporary Differences		Deferred Tax
	2004	2003	2004		2003
	(in thousands)
Depreciation	$245,758	$196,316	$97,197		$77,643
Capitalized costs (1)	476,198	490,759	188,336		194,095
Tax loss carryforward	(27,645)	(12,131)	(9,676	)(2)	(3,760)
Federal tax credits	—	—	(39,753)		(41,677)
Other comprehensive income (loss)	3,285	(550)	1,299		(217)
Basis in unconsolidated entities	140,502	117,847	55,568		46,608
Other	4,938	(56,901)	1,954		(11,316)

	$843,036	$735,340	$294,925		$261,376

(1)	Additions to capitalized costs during the years ended January 31, 2004 and 2003 include $10,417 and $102,408, respectively, related to replacement property of tax-deferred exchanges.
(2)	Includes deferred tax benefit related to stock options exercised during the years ended January 31, 2004, 2003 and 2002.

     Income taxes (refunded) paid were $(147,000), $3,001,000 and $11,419,000 for the years ended January 31, 2004, 2003 and 2002, respectively. At January 31, 2004, the Company had a tax loss carryforward of $27,645,000 that will expire in the years ending January 31, 2022 through January 31, 2024, General Business Credit carryovers of $8,238,000 that will expire in the years ending January 31, 2005 through January 31, 2024, and an Alternative Minimum Tax credit carryforward of $31,515,000.

     The Company’s net deferred tax liability at January 31, 2004 is comprised of deferred tax liabilities of $580,764,000, deferred tax assets of $286,741,000, and a valuation allowance related to state taxes and general business credits of $902,000.

K. Segment Information

     Strategic Business Units are determined by the type of customers served or the products sold. The Company operates with three Strategic Business Units. The Commercial Group, the Company’s largest unit, owns, develops, acquires and operates regional malls, specialty/urban retail centers, office buildings, hotels and mixed-use projects. New York City operations, through the Company’s partnership with Forest City Ratner Companies are part of the Commercial Group. The Residential Group owns, develops, acquires, and operates residential rental property, including upscale and middle-market apartments in urban locations, adaptive re-use developments and supported-living facilities. Real Estate Groups are the combined Commercial and Residential Groups. The Land Development Group acquires and sells both raw land and developed lots to residential, commercial and industrial customers. It also owns and develops raw land into master-planned communities, mixed-use and other residential developments.

     The Company uses an additional measure, along with net earnings, to report its operating results. This measure, referred to as Earnings Before Depreciation, Amortization and Deferred Taxes (“EBDT”) is defined as net earnings excluding the following items: i) gain (loss) on disposition of operating properties and other investments (net of tax); ii) the adjustment to recognize rental revenues and rental expense using the straight-line method; iii) noncash charges from Forest City Rental Properties Corporation, a wholly-owned subsidiary of Forest City Enterprises, Inc., for depreciation, amortization and deferred income taxes; iv) provision for decline in real estate (net of tax); v) extraordinary items (net of tax); and vi) cumulative effect of change in accounting principle (net of tax).

     The Company believes that, although its business has many facets such as development, acquisitions, disposals, and property management, the core of its business is the recurring operations of its portfolio of real estate assets. The Company’s Chief Operating Officer, the chief operating decision maker, uses EBDT, as presented, to assess performance of its portfolio of real estate assets by operating segment because it provides information on the financial performance of the core real estate portfolio operations. EBDT tells the chief decision maker how profitable a real estate segment is simply by operating for the sole purpose of collecting rent, paying operating expenses and servicing its debt. In essence what is needed to keep the property’s doors open. In contrast, the Company’s reported GAAP financial statements include numerous accounting items which have been excluded from EBDT and

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

K. Segment Information (continued)

disclosed in its filings that the Company believes are not consistent with its chief operating decision maker’s review of financial performance and allocation of resources amongst our segments.

     EBDT, as presented, excludes gains or losses on sales, provisions for decline, straight-line rent adjustments, cumulative effect of accounting changes, depreciation and amortization and deferred taxes in assessing performance of these segments so the Company’s chief decision maker, along with its entire management team, is able to evaluate what they view to be the core operations of each segment. Although net earnings under GAAP is useful in assessing the overall performance of the Company on a consolidated basis, net earnings doesn’t provide its management team and chief operating decision maker with a clear measure of each segment’s core operating performance.

     Early extinguishment of debt, which was formerly reported as an extraordinary item, is now reported in operating earnings. However, early extinguishment of debt was excluded from EBDT through the year ended January 31, 2003. Beginning February 1, 2003, early extinguishment of debt was included in EBDT.

     The Company’s Lumber Trading Group strategic business unit, which was sold November 12, 2004 to its employees, is no longer a reportable segment or strategic business unit of the Company. The assets and liabilities of Lumber Trading Group were classified as held for sale on the Consolidated Balance Sheets at January 31, 2004, 2003 and 2002. The operating results of Lumber Trading Group have been included in discontinued operations as of January 31, 2004, 2003 and 2002 in the Consolidated Statements of Operations (Note P).

     The following tables summarize financial data for the Commercial, Residential, Land Development, and Corporate activities. All amounts, including footnotes, are presented in thousands.

	January 31,			January 31,
	2004	2003	2002	2004	2003	2002
	Identifiable Assets			Expenditures for Additions to Real Estate
Commercial Group	$3,853,283	$3,628,251	$3,214,781	$288,404	$383,999	$391,719
Residential Group	1,457,512	990,192	797,248	141,777	175,892	94,545
Land Development Group	229,791	209,319	174,170	54,172	23,481	32,302
Corporate Activities	127,078	119,752	79,129	2,795	920	2,508
Other(1)	256,408	145,115	166,866	1,186	1,282	1,902

	$5,924,072	$5,092,629	$4,432,194	$488,334	$585,574	$522,976

	January 31,			January 31,			January 31,
	2004	2003	2002	2004	2003	2002	2004	2003	2002
	Revenues			Interest Income			Interest Expense
Commercial Group	$620,275	$563,507	$515,286	$5,595	$8,378	$13,223	$132,134	$119,304	$116,573
Residential Group	138,397	106,168	95,835	15,844	7,424	22,566	24,337	17,603	16,654
Land Development Group	89,458	70,417	44,670	721	758	751	3,098	785	1,010
Corporate Activities	(9)	(158)	71	552	1,300	435	26,583	25,732	28,513

	$848,121	$739,934	$655,862	$22,712	$17,860	$36,975	$186,152	$163,424	$162,750

	January 31,			January 31,			January 31,
	2004	2003	2002	2004	2003	2002	2004	2003	2002
							Earnings Before Depreciation, Amortization
	Depreciation and Amortization Expense			Earnings Before income Taxes (EBIT) (2)			& Deferred Taxes (EBDT)
Commercial Group	$98,152	$89,274	$76,104	$64,610	$61,213	$30,810	$154,057	$147,036	$102,471
Provision for Decline in real estate	—	—	—	(510)	(7,264)	(6,680)	—	—	—
Residential Group	21,131	15,417	10,823	30,151	30,233	48,563	72,075	52,390	68,989
Provision for Decline in real estate	—	—	—	(1,624)	(957)	(2,103)	—	—	—
Land Development Group	308	212	554	38,631	38,883	31,516	28,601	22,063	21,429
Corporate Activities	1,837	1,848	1,683	(64,040)	(44,092)	(47,651)	(46,042)	(27,264)	(27,992)
Loss on disposition of other investments	—	—	—	(171)	(295)	91,109	—	—	—
Other	—	—	—	—	—	—	3,701	174	3,073

	$121,428	$106,751	$89,164	$67,047	$77,721	$145,564	$212,392	$194,399	$167,970

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

K. Segment Information (continued)

Reconciliation of Earnings Before Depreciation Amortization and Deferred Taxes (EBDT) to net earnings by Segment

			Land
	Commercial	Residential	Development
Year Ended January 31, 2004	Group	Group	Group	Corporate	Other(1)	Total

EBDT	$154,057	$72,075	$28,601	$(46,042)	$3,701	$212,392
Depreciation and amortization — Real Estate Groups	(101,872)	(33,848)	(120)	—	—	(135,840)
Deferred taxes — Real Estate Groups	(23,632)	(19,761)	(14,093)	24,552	—	(32,934)
Straight-line rent adjustment	5,741	526	—	—	—	6,267
Provision for decline in real estate, net of tax	(216)	(982)	—	—	—	(1,198)
Provision for decline in real estate recorded on equity method, net of tax	—	—	(2,793)	—	—	(2,793)
Gain (loss) on disposition of operating properties and other investments, net of tax	—	280	—	(384)	—	(104)
Loss on disposition reported on equity method, net of tax	—	(2,160)	—	—	—	(2,160)
Discontinued operations, net of tax and minority interest: (4) Depreciation and amortization	(1,618)	(3,060)	—	—	—	(4,678)
Deferred taxes	(221)	(285)	—	—	—	(506)
Straight-line rent adjustment	793	—	—	—	—	793
Provision for decline in real estate	(467)	—	—	—	—	(467)
(Loss) gain on disposition of operating properties	(64)	3,961	—	—	—	3,897

Net earnings	$32,501	$16,746	$11,595	$(21,874)	$3,701	$42,669

Year Ended January 31, 2003

EBDT	$147,036	$52,390	$22,063	$(27,264)	$174	$194,399
Depreciation and amortization — Real Estate Groups	(87,650)	(25,172)	(83)	—	—	(112,905)
Deferred taxes — Real Estate Groups	(18,008)	(10,622)	3,040	(1,668)	—	(27,258)
Straight-line rent adjustment	4,061	—	—	—	—	4,061
Early extinguishment of debt, net of tax (3)	—	(999)	—	—	—	(999)
Provision for decline in real estate, net of tax	(4,391)	(579)	—	—	—	(4,970)
Loss on disposition of operating properties and other investments, net of tax	—	—	—	(178)	—	(178)
Discontinued operations, net of tax and minority interest: (4)
Depreciation and amortization	(3,319)	(3,985)	—	—	—	(7,304)
Deferred taxes	(3,646)	2,028	—	—	—	(1,618)
Straight-line rent adjustment	1,423	—	—	—	—	1,423
Gain on disposition of operating properties	4,180	—	—	—	—	4,180

Net earnings	$39,686	$13,061	$25,020	$(29,110)	$174	$48,831

Year Ended January 31, 2002

EBDT	$102,471	$68,989	$21,429	$(27,992)	$3,073	$167,970
Depreciation and amortization — Real Estate Groups	(73,323)	(18,700)	(377)	—	—	(92,400)
Deferred taxes — Real Estate Groups	(4,284)	(17,102)	(2,181)	(2,441)	—	(26,008)
Straight-line rent adjustment	4,919	—	—	—	—	4,919
Early extinguishment of debt, net of tax (3)	—	(233)	—	—	—	(233)
Provision for decline in real estate, net of tax and minority interest	(3,100)	(1,016)	—	—	—	(4,116)
Gain (loss) on disposition of operating properties and other investments, net of tax	52,390	5,264	—	(2,578)	—	55,076
Gain on disposition reported on equity method, net of tax	407	3,027	—	—	—	3,434
Discontinued operations, net of tax and minority interest: (2)
Depreciation and amortization	(2,953)	(3,015)	—	—	—	(5,968)
Deferred taxes	(601)	483	—	—	—	(118)
Straight-line rent adjustment	1,675	—	—	—	—	1,675
Gain (loss) on disposition of operating properties	—	—	—	—	—	—
Cumulative effect of change in accounting principle, net of tax	(894)	(207)	—	(101)	—	(1,202)

Net earnings	$76,707	$37,490	$18,871	$(33,112)	$3,073	$103,029

(1)	Other primarily represents the assets held for sale of Lumber Group, which is no longer a reportable segment.
(2)	See Consolidated Statements of Earnings on page 33 for reconciliation of EBIT to net earnings.
(3)	Early extinguishment of debt, which was formerly reported as an extraordinary item, is now reported in operating earnings.
However, early extinguishment of debt was excluded from EBDT through the year ended January 31, 2003. Beginning February 1, 2003,
Early extinguishment of debt was included in EBDT.
(4)	See Note P — Discontinued Operations starting on page 61 for more information.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

L. Leases

The Company as Lessor

     The following table summarizes the minimum future rental income to be received on noncancelable operating leases of commercial properties that generally extend for periods of more than one year.

Years Ending January 31,
(in thousands)
2005	$293,385
2006	287,328
2007	274,054
2008	264,961
2009	259,361
Later years	1,803,425

$3,182,514

     Most of the commercial leases include provisions for reimbursements of other charges including real estate taxes and operating costs which is included in revenues from rental properties in the Consolidated Statements of Earnings. The following table summarizes total reimbursements.

Years Ending January 31,
(in thousands)
2004	$105,944
2003	102,772
2002	94,910

The Company as Lessee

     The Company is a lessee under various operating leasing arrangements for real property and equipment. The most significant of these involve ground leases in Boston and New York City, the majority of which expire between the years 2035 and 2100, excluding optional renewal periods.

     Minimum fixed rental payments under long-term leases (over one year) in effect at January 31, 2004 are as follows.

Years Ending January 31,
(in thousands)
2005	$18,665
2006	17,414
2007	16,848
2008	16,827
2009	16,965
Later years	955,538

$1,042,257

     The following table summarizes rent expense paid.

Years Ending January 31,
(in thousands)
2004	$20,725
2003	20,748
2002	14,619

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

M. Commitments and Contingencies

     The Company has adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (FIN No. 45). The Company believes the risk of payment under these guarantees as described below is remote and, to date, no payments have been made under these guarantees.

     As of January 31, 2004, the Company has guaranteed loans totaling $3,200,000, relating to a $1,800,000 bank loan for the Sterling Glen of Ryebrook (formerly Stone Gate at Bellefair) supported-living Residential Group project in Ryebrook, New York and the Company’s $1,400,000 share of a bond issue made by the Village of Woodridge, relating to a Land Development Group project in suburban Chicago, Illinois. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in the Company’s Consolidated Financial Statements at January 31, 2004, pursuant to the provisions of FIN No. 45. The bank loan guaranty is expected to terminate in early 2004. The bond issue guarantee terminates April 30, 2015, unless the bonds are paid sooner, and is limited to $500,000 in any one year. The Company also had outstanding letters of credit of $37,423,000 as of January 31, 2004. The maximum potential amount of future payments on the guaranteed loans and letters of credit the Company could be required to make is the total amounts noted above.

     The Company, as a general partner for certain limited partnerships, guaranteed the funding of operating deficits of newly-opened apartment projects for an average of five years. These guarantees were entered into prior to January 31, 2003, and therefore, have not been recorded in the Company’s Consolidated Financial Statements at January 31, 2004, pursuant to the provisions of FIN No. 45. At January 31, 2004, the maximum potential amount of future payments on these operating deficit guarantees the Company could be required to make is approximately $18,000,000. The Company would seek to recover any amounts paid through refinancing or sales proceeds of the apartment project. These partnerships typically require the Company to indemnify, on an after-tax or “grossed up” basis, the investment partner against the failure to receive, or the loss of allocated tax credits and tax losses. At January 31, 2004 the maximum potential payment under these tax indemnity guarantees was approximately $64,000,000. The Company believes that all necessary requirements for qualifications for such tax credits have been and will be met and that the Company’s investment partners will be able to receive expense allocations associated with the properties. The Company has obtained legal opinions from major law firms supporting the validity of the tax credits. The Company does not expect to make any payments under these guarantees.

     The Company’s mortgage loans are all non-recourse, however in some cases lenders carve-out certain items from the non-recourse provisions. These carve-out items enable the lenders to seek recourse if the Company or the joint venture commit fraud, voluntarily file for bankruptcy, intentionally misapply funds, transfer title without lender consent, or intentionally misrepresent facts. The Company has also provided certain environmental guarantees. Under these environmental remediation guarantees, the Company must remediate any hazardous materials brought onto the property in violation of environmental laws. The maximum potential amount of future payments the Company could be required to make is limited to the actual losses suffered or actual remediation costs incurred. A portion of these carve-outs and guarantees have been made on behalf of joint ventures and while the amount of the potential liability is currently indeterminable, the Company believes any liability would not exceed its partners’ share of the outstanding principal balance of the loans in which these carve-outs and environmental guarantees have been made. At January 31, 2004 the outstanding balance of the partners’ share of these loans was approximately $605,000,000. The Company believes the risk of payment on the carve-out guarantees is mitigated in most cases by the fact the Company manages the property, and in the event the Company’s partner did violate one of the carve-out items, the Company would seek recovery from its partner for any payments the Company would make. Additionally, the Company further mitigates its exposure through environmental insurance and insurance coverage for items such as fraud.

     The Company guaranteed the principal and interest on $19,000,000 of municipal bonds issued in May 2003 by an unrelated third party in connection with the Company’s investment in the redevelopment of Stapleton, a former airport in Denver, Colorado. The Company has a 90% ownership interest in Stapleton which is fully consolidated in the Company’s financial statements. The bonds bear interest at 7.875%, require semi-annual interest payments and mature on December 1, 2032. The Company will assess its obligation under this guarantee pursuant to the provisions of FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. In addition, the Company plans to provide a similar guarantee relating to an additional $10,000,000 in municipal bonds expected to be drawn in the next eighteen months depending upon the status of the development at Stapleton. The Company has assessed this obligation pursuant to the provisions of FIN No. 45 and has determined the value of the guarantee to be approximately $500,000. This amount has been recorded in the Consolidated Balance Sheet at January 31, 2004.

     The Company customarily guarantees lien-free completion of projects under construction. Upon completion, the guarantees are released. At January 31, 2004, the Company has guaranteed completion of construction of development projects with a total cost of $1,902,000,000 which are approximately 62% complete in the aggregate. The projects have total loan commitments of $1,658,000,000, of which approximately $594,000,000 was outstanding at January 31, 2004. The Company’s subsidiaries have been successful in consistently delivering lien-free completion of construction projects, without calling the Company’s guarantees of completion.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

M. Commitments and Contingencies (continued)

     The Company is also involved in certain claims and litigation related to its operations. Based on the facts known at this time, management has consulted with legal counsel and is of the opinion that the ultimate outcome of all such claims and litigation will not have a material adverse effect on the financial condition, results of operations or cash flows of the Company.

N. Stock-Based Compensation

     Class A fixed options in the form of either incentive stock options or non-qualified stock options may be awarded under the 1994 Stock Option Plan (“Plan”) to key employees and non-employee members of the Company’s Board of Directors. The maximum number of options that may be awarded under the Plan was increased by 2,500,000 to 5,875,000 by shareholder approval in June 2003. The maximum award to a person during any calendar year is 112,500 and the maximum term of an option is 10 years. The exercise price of all options must equal the fair market value of the stock on the date of grant, except, if incentive stock options are granted to someone who owns more than 10% of the total combined voting power of all classes of stock of the Company, then the exercise price will be 110% of the fair market value of the stock on the date of grant and the term of the option will be five years. The Plan is administered by the Compensation Committee of the Board of Directors. The Company granted 677,300 options in 2003 and 625,795 options in 2001. All options granted under the Plan to date have been for a term of 10 years and vest over four years.

     The information required by SFAS No. 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” relating to the pro forma effect on net earnings and earnings per share had the fair value based method under SFAS No. 123 been used for stock options is located in Note A — Summary of Significant Accounting Policies, Stock-Based Compensation.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the grants in 2003 and 2001, respectively: dividend yield of .7% in both years; expected volatility of 31.9%, and 34.2%; risk-free interest rate of 3.7% and 4.9%; expected life of 8.7 years in both years; and turnover of 2.6% and 3.7%. A summary of stock option activity is presented below.

	Years Ended January 31,
	2004		2003			2002
		Weighted		Weighted		Weighted
		Average		Average		Average
	Options	Exercise Plan	Options	Exercise Plan	Options	Exercise Plan
Outstanding at beginning of year	1,659,008	$20.30	1,859,251	$19.87	1,593,587	$14.94
Granted	677,300	$31.25	—	$—	625,795	$28.53
Exercised	(218,329)	$16.65	(192,143)	$16.38	(354,731)	$12.90
Forfeited	(31,724)	$29.58	(8,100)	$14.92	(5,400)	$28.53

Outstanding at end of year	2,086,255	$24.09	1,659,008	$20.30	1,859,251	$19.87

Options exercisable at end of year	967,582	$17.11	761,799	$15.47	568,621	$14.22
Number of shares available for granting of options at end of year	2,962,230		3,607,806 *		3,599,706 *
Weighted average fair value of options granted during the year	13.13		—		13.40

* Restated for increase in Plan maximum of 2,500,000 shares by shareholder approval in June 2003.

     The following table summarizes information about fixed stock options outstanding at January 31, 2004.

	Options Outstanding			Options Exercisable
	Number	Weighted Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise Prices	January 31, 2004	Contractual Life	Exercise Prices	January 31, 2004	Exercise Prices
$8.18 - 12.27	174,850	2.6 years	$9.58	174,850	$9.58
$12.27 - 16.36	333,410	5.2 years	$14.92	333,410	$14.92
$16.36 - 20.45	328,080	4.2 years	$18.96	328,080	$18.96
$20.45 - 24.54	15,000	6.6 years	$23.38	11,250	$23.38
$24.54 - 28.63	571,115	7.1 years	$28.53	119,992	$28.53
$28.63 - 32.72	645,700	9.1 years	$31.00	—	$—
$36.81 - 40.90	18,100	9.5 years	$40.39	—	$—

	2,086,255			967,582

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

N. Stock-Based Compensation

     The Compensation Committee granted 112,500 shares of restricted Class A common stock to key employees in both 2003 and 2001. The restricted shares were awarded out of treasury stock, having a cost basis of $1,012,500 and $1,009,000 in 2003 and 2001, respectively, with rights to vote the shares and receive dividends while being subject to restrictions on disposition and transferability and risk of forfeiture. The shares become nonforfeitable over a period of four years. In accordance with APBO No. 25, the market value on the date of grant of $3,487,500 and $3,191,000 in 2003 and 2001, respectively, was recorded as unearned compensation to be charged to expense over the respective vesting periods. The unearned compensation of these and prior restricted stock awards is reported as an offset of Additional Paid-In Capital in the accompanying consolidated financial statements. The unamortized unearned compensation relating to all restricted stock amounted to $4,919,000, $2,627,000 and $3,541,000 at January 31, 2004, 2003 and 2002, respectively.

O. Earnings Per Share

     The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for “earnings from continuing operations.”

		Weighted
	Earnings from	Average
	Continuing	Common
	Operations	Shares	Per
	(Numerator)	Outstanding	Common
Years Ended January 31,	(in thousands)	(Denominator)	Share

2004
Earnings from continuing operations per share	$33,834	49,875,430	$.68
Effect of dilutive securities-stock options	—	696,743	(.01)

Diluted earnings per share	$33,834	50,572,173	$.67

2003
Earnings from continuing operations per share	$41,496	49,609,046	$.84
Effect of dilutive securities-stock options	—	569,469	(.01)

Diluted earnings per share	$41,496	50,178,515	$.83

2002
Earnings from continuing operations per share	$95,981	46,740,561	$2.05
Effect of dilutive securities-stock options	—	646,331	(.02)

Diluted earnings per share	$95,981	47,386,892	$2.03

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

P. Discontinued Operations

     Pursuant to the definition of a component of an entity in SFAS No. 144, all earnings of discontinued operations which have been sold or held for sale, assuming no significant continuing involvement, have been reclassified in the Consolidated Statements of Earnings for the years ended January 31, 2004, 2003 and 2002. We consider assets held for sale when the transaction has been approved and there are no significant contingencies related to the sale that may present the transaction from closing.

     Discontinued operations have been updated to include rental properties disposed of and classified as discontinued operations during 2004 and are summarized along with previously discontinued operations in the table below.

		Square Feet/	Quarter/
		Number	Year	Year Ended	Year Ended	Year Ended
Property	Location	of Units	Sold	1/31/2004	1/31/2003	1/31/2002

Commercial Group:
Flatbush Avenue	Brooklyn, New York	142,000 square feet	Q-3 2004	Yes	Yes	Yes
Pavilion	San Jose, California	250,000 square feet	Q-3 2004	Yes	Yes	Yes
Hunting Park	Philadelphia, Pennsylvania	125,000 square feet	Q-2 2004	Yes	Yes	Yes
Courtland Center	Flint, Michigan	458,000 square feet	Q-4 2002	-	Yes	Yes
Bay Street	Staten Island, New York	16,000 square feet	Q-4 2002	-	Yes	Yes
Residential Group:
Arboretum Place (1)	Newport News, Virginia	184 units	Q-4 2004	Yes	- (1)	- (1)
Bridgewater (1)	Hampton, Virginia	216 units	Q-4 2004	Yes	- (1)	- (1)
Colony Woods	Bellevue, Washington	396 units	Q-4 2004	Yes	Yes	Yes
Silver Hill (1)	Newport News, Virginia	153 units	Q-4 2004	Yes	- (1)	- (1)
Trellis at Lee’s Mill (1)	Newport News, Virginia	176 units	Q-4 2004	Yes	- (1)	- (1)
Regency Towers	Jackson, New Jersey	372 units	Q-3 2004	Yes	Yes	Yes
Woodlake	Silver Spring, Maryland	534 units	Q-1 2004	Yes	Yes	Yes
Laurels	Justice, Illinois	520 units	Q-3 2003	Yes	Yes	Yes
Vineyards	Broadview Heights, Ohio	336 units	Q-3 2003	Yes	Yes	Yes
Trowbridge	Southfield, Michigan	305 units	Q-1 2003	Yes	Yes	Yes

     The following table summarizes the assets and liabilities of rental properties disposed of subsequent to January 31, 2004 and 2003 (in thousands) as listed in the table above.

	January 31,	January 31,
	2004	2003 (2)
Assets
Real estate	$156,187	$128,795
Other assets	15,024	12,700

	$171,211	$141,495

Liabilities
Mortgage debt, nonrecourse	$143,726	$122,734
Other liabilities	9,458	8,152
Minority interest	3,638	3,378

	$156,822	$134,264

(1)	The partnership agreements related to these properties were amended on October 31, 2003, and as a result these properties switched from the equity method of accounting to full consolidation. Therefore, there is no impact on discontinued operations for the years ended January 31, 2003 and 2002.

(2)	Assets held for sale at January 31, 2003 do not include the assets of Arboretum Place, Bridgewater, Silver Hill and Trellis at Lee’s Mill as these partnerships were accounted for on the equity method of accounting prior to October 31, 2003 as discussed in (1) above.

     In addition, the Company’s Lumber Trading Group strategic business unit was included in discontinued operations for the years ended January 31, 2004, 2003 and 2002. The Lumber Trading Group is a lumber wholesaler that was sold on November 12, 2004 to its employees.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

P. Discontinued Operations (continued)

     Summarized financial information for the Lumber Trading Group’s assets and liabilities that have been reclassified as held-for-sale in the Consolidated Balance Sheets were as follows:

	January 31,	January 31,
	2004	2003
	(in thousands)
Assets
Real estate	$3,769	$4,534
Notes and accounts receivable (1)	206,634	101,379
Allowance for doubtful accounts	(1,127)	(651)
Inventories	46,140	38,638
Other assets	992	1,215

Total Assets	$256,408	$145,115

Liabilities
Notes payable (2)	$66,081	$2,187
Accounts payable and accrued expenses	176,801	133,396

Total Liabilities	$242,882	$135,583

(1)	The weighted average interest rates at January 31, 2004 and 2003 are 8.53% and 6.60%, respectively.
(2)	The weighted average interest rates at January 31, 2004 and 2003 are 3.17% and 4.25%, respectively.

     Notes payable at January 31, 2004 reflects borrowings on the Lumber Trading Group’s three year revolving line of credit with a borrowing capacity $120,000,000 (with an ability to expand to $180,000,000), which became effective on October 23, 2003. The bank line of credit allows for outstanding letters of credit in the amount of the difference between the collateral balance available or the line limit (whichever is less) less the outstanding loan balance, with a maximum limit of $10,000,000. At January 31, 2004, $3,484,000 in letters of credit were outstanding. Notes payable at January 31, 2003 reflects borrowings on the Lumber Trading Group’s previous bank line of credit of $80,000,000, which allowed for up to $5,000,000 in outstanding letters of credit of which none were outstanding at January 31, 2003.

     Borrowings under the current bank line of credit are collateralized by all the assets of the Lumber Trading Group, bear interest at the lender’s prime rate or London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from 1.75% to 2.25% and have a fee of 0.25% to 0.50% per year on the unused portion of the available commitment. The LIBOR loan margin and unused commitment fee are based on an average quarterly borrowing base availability. Terms of the previous bank line of credit were similar to those described under the current line of credit. The revolving line of credit expires on October 23, 2006.

     To protect against risks associated with the variable interest rates on current and future borrowings on the revolving line of credit, the Lumber Trading Group entered into an interest rate swap on October 29, 2003 with a notional amount of $20,000,000. The swap fixes the LIBOR interest rate at 1.65% and is effective through January 31, 2005.

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

P. Discontinued Operations (continued)

     The operating results relating to assets sold and assets held-for-sale were as follows:

	January 31, 2004			January 31, 2003
	Lumber			Lumber
	Trading	Rental		Trading	Rental
	Group	Properties	Total	Group	Properties	Total
	(in thousands)			(in thousands)

Revenues	$123,238	$33,449	$156,687	$97,051	$45,662	$142,713

Expenses
Operating expenses	110,139	15,869	126,008	91,121	22,673	113,794
Interest expense	3,302	9,701	13,003	2,655	11,070	13,725
Loss on early extinguishment of debt	—	190	190	—	—	—
Provision for decline in real estate	—	1,104	1,104	—	—	—
Depreciation and amortization	1,891	5,093	6,984	2,153	8,209	10,362

	115,332	31,957	147,289	95,929	41,952	137,881

Interest income	11	106	117	9	38	47
Gain on disposition of rental properties	—	6,769	6,769	—	6,969	6,969

Earnings before income taxes	7,917	8,367	16,284	1,131	10,717	11,848

Income tax expense (benefit)
Current	3,798	2,433	6,231	1,165	1,832	2,997
Deferred	418	506	924	(208)	1,618	1,410

	4,216	2,939	7,155	957	3,450	4,407

Earnings before minority interest	3,701	5,428	9,129	174	7,267	7,441

Minority interest	—	294	294	—	106	106

Net earnings from discontinued operations	$3,701	$5,134	$8,835	$174	$7,161	$7,335

	January 31, 2002
	Lumber
	Trading	Rental
	Group	Properties	Total
	(in thousands)

Revenues	$115,726	$47,765	$163,491

Expenses
Operating expenses	104,955	21,937	126,892
Interest expense	3,131	12,699	15,830
Loss on early extinguishment of debt	—	—	—
Provision for decline in real estate	—	—	—
Depreciation and amortization	2,148	6,530	8,678

	110,234	41,166	151,400

Interest income	2	1,914	1,916
Gain on disposition of rental properties	—	—	—

Earnings before income taxes	5,494	8,513	14,007

Income tax expense (benefit)
Current	3,226	3,147	6,373
Deferred	(805)	118	(687)

	2,421	3,265	5,686

Earnings before minority interest	3,073	5,248	8,321

Minority interest	—	71	71

Net earnings from discontinued operations	$3,073	$5,177	$8,250

Forest City Enterprises, Inc. and Subsidiaries
Notes to Consolidated Financial Statements (continued)

Q. (Loss) Gain on Disposition of Operating Properties and Other Investments, Provision for Decline in Real Estate and Early Extinguishment of Debt

     (Loss) Gain on Disposition of Operating Properties - The following table summarizes the (loss) gain on disposition of operating properties and other investments by year.

		Years Ended January 31,
		2004	2003	2002
		(in thousands)

Continuing Operations
Available-for-sale equity securities		$(171)	$(295)	$(5,586)
Tucson Mall*	Tucson, Arizona	—	—	86,096
Palm Villas	Henderson, Nevada	—	—	7,259
Bowling Green Mall*	Bowling Green, Kentucky	—	—	1,892
Peppertree	College Station, Texas	—	—	1,682
Whitehall Terrace*	Kent, Ohio	—	—	1,105
The Oaks	Bryan, Texas	—	—	(1,010)
Other		—	—	(329)

		(171)	(295)	91,109

Discontinued Operations
Laurels*	Justice, Illinois	4,249	—	—
Vineyards*	Broadview Heights, Ohio	2,109	—	—
Trowbridge	Southfield, Michigan	538	—	—
Courtland Center	Flint, Michigan	—	7,087	—
Bay Street	Staten Island, New York	—	125	—
Other		(127)	(243)	—

		6,769	6,969	—

Total		$6,598	$6,674	$91,109

*Sold in a tax-deferred exchange. The proceeds were reinvested through an intermediary in the acquisition of a replacement property through an intermediary.

     Provision for Decline in Real Estate - During the years ended January 31, 2004, 2003 and 2002 the Company recorded a Provision for Decline in Real Estate totaling $2,134,000, $8,221,000 and $8,783,000, respectively. The provision represents the adjustment to fair market value of land held by the Residential and Commercial Groups.

     Early Extinguishment of Debt - On February 1, 2002 the Company adopted the provisions of SFAS No. 145, “Rescission of FASB Statement No. 4, 44, and 64, Amendment of FASB Statement No. 13 on Technical Corrections” (SFAS No. 145), which requires gains or losses from early extinguishment of debt to be classified in operating income or loss. The Company previously recorded gains or losses from early extinguishment of debt as extraordinary items, net of tax, in its Statement of Earnings. For the year ended January 31, 2004, the Company has recorded $190,000 relating to the disposition of Laurels and Vineyards as Loss on Early Extinguishment of Debt in Discontinued Operations. Laurels is a residential property located in Justice, Illinois, and Vineyards is a residential property located in Broadview Heights, Ohio. For the year ended January 31, 2004, the Company recorded $10,718,000 as Loss on Early Extinguishment of Debt. This amount is primarily the result of the payment in full of the Company’s $200,000,000, 8.5% senior notes due in 2008 at a premium of 104.25% for a loss on extinguishment of $8,500,000 for redemption premium and approximately $3,000,000 related to the write-off of unamortized debt issue costs. These changes were offset, in part, by net gains on early extinguishment of debt of approximately $800,000 on several residential properties.

     For the year ended January 31, 2003, the Company reclassified $1,653,000 of early extinguishment of debt from Extraordinary Loss to Loss on Early Extinguishment of Debt to conform to the new guidance. These losses represented the impact of early extinguishment of nonrecourse debt in order to secure more favorable financing terms. The Company recorded extraordinary losses related to Lofts at 1835 Arch, a residential property located in Philadelphia, Pennsylvania, Autumn Ridge and Cambridge Towers, residential properties located in Michigan, Regency Towers, a residential property located in Jackson, New Jersey, and Mount Vernon Square, a residential property located in Alexandria, Virginia.

     For the year ended January 31, 2002, the Company recorded $386,000 of Loss on Early Extinguishment of Debt. The Company recorded a gain of $1,054,000 related to Enclave, a residential property located in San Jose, California, and a loss of $1,440,000 related to Mount Vernon Square, a residential property located in Alexandria, Virginia.

Forest City Enterprises, Inc. and Subsidiaries
Quarterly Consolidated Financial Data (Unaudited)

	Quarter Ended
	January 31,	October 31,	July 31,	April 30,
	2004	2003	2003	2003
	(in thousands, except per share data)
Revenues originally reported	$268,643	$293,592	$252,092	$243,901
Interest income	(4,192)	(4,411)	(8,256)	(5,853)
Equity in earnings of unconsolidated real estate entities (1)	—	(11,433)	(11,827)	(9,843)
Discontinued operations (4)	(44,519)	(46,116)	(35,471)	(28,186)

Revenues	$219,932	$231,632	$196,538	$200,019

Earnings before income taxes, as previously reported	$(9,172)	$42,180	$17,067	$26,927
Discontinued operations (4)	(3,699)	(4,512)	(1,111)	(633)

Earnings before income taxes	$(12,871)	$37,668	$15,956	$26,294

Net earnings	$(4,698)	$25,972	$6,603	$14,792
Basic net earnings per common share (2)	$(0.09)	$0.52	$0.13	$0.30
Diluted net earnings per common share (2)	$(0.09)	$0.51	$0.13	$0.29
Quarterly dividends declared per common share (3)
Class A and Class B	$0.09	$0.09	$0.09	$0.06

Market price range of common stock
Class A
High	$52.50	$44.60	$41.00	$36.78
Low	$44.31	$39.82	$36.50	$30.84
Class B
High	$51.85	$44.50	$42.40	$36.70
Low	$44.80	$40.65	$36.60	$31.25

	Quarter Ended
	January 31,	October 31,	July 31,	April 30,
	2003	2002	2002	2002
	(in thousands, except per share data)
Revenues originally reported	$248,694	$228,728	$236,968	$211,371
Interest income	(4,848)	(2,325)	(4,874)	(5,813)
Equity in earnings of unconsolidated real estate entities (1)	(7,191)	(10,735)	(10,564)	(10,194)
Discontinued operations (4)	(32,733)	(30,384)	(31,611)	(34,555)

Revenues	$203,922	$185,284	$189,919	$160,809

Earnings before income taxes, as previously reported	$28,927	$16,389	$21,823	$15,542
Discontinued operations (4)	(2,301)	(956)	222	(1,925)

Earnings before income taxes	$26,626	$15,433	$22,045	$13,617

Net earnings	$17,071	$8,941	$12,683	$10,136
Basic net earnings per common share (2)	$0.34	$0.18	$0.26	$0.20
Diluted net earnings per common share (2)	$0.34	$0.18	$0.25	$0.20
Quarterly dividends declared per common share (3) Class A and Class B	$0.06	$0.06	$0.06	$0.05

Market price range of common stock
Class A
High	$34.10	$35.60	$40.18	$40.27
Low	$29.00	$30.32	$30.98	$37.37
Class B
High	$34.25	$36.60	$40.00	$40.30
Low	$30.75	$30.87	$32.75	$37.11

     Both classes of common stock are traded on the New York Stock Exchange under the symbols FCEA and FCEB. As of March 1, 2004, the number of registered holders of Class A and Class B common stock were 772 and 512, respectively.

(1)	Effective January 31, 2004, Equity in Earnings of Unconsolidated Real Estate Entities and Interest Income, which were formerly included in Revenues, are now presented separately on the Company’s Consolidated Statement of Earnings on separate line items below total expenses. Quarterly data for the periods ended April 30, July 31, and October 31, 2002 and 2003 and the year ended January 31, 2003 and 2004 is shown as previously reported and reconciled to the Company’s year end presentation.
(2)	The sum of quarterly earnings per share may not equal annual earnings per share due to the weighting of stock and option activity during the year.
(3)	Future dividends will depend upon such factors as earnings, capital requirements and financial condition of the Company. Retained earnings of $5,040 was available for payment of dividends as of January 31, 2004, under the restrictions contained in the revolving credit agreement with a group of banks. On March 5, 2004, the anniversary date of the long-term credit facility, this amount was restated to the $20,000 level.
(4)	The Company adopted the provisions of Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. This item is explained in Note P in the Notes to the Consolidated Financial Statements.